Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

META MATERIALS INC.

OPTODOT CORPORATION

AND

SCP MANAGEMENT LLC, AS SECURITYHOLDERS’ REPRESENTATIVE

Dated: June 16, 2022

TABLE OF CONTENTS

ARTICLE I Purchase and Sale		2
1.1.	Sale and Purchase of the Assets	2
1.2.	Excluded Assets	3
1.3.	Assumed Liabilities	4
1.4.	Retained Liabilities	5
1.5.	The Closing	5
1.6.	Payments and Deliveries at the Closing	8
1.7.	Payments at the Closing; Restricted Amount	10
1.8.	Transfer Restrictions	11
1.9.	Allocation of the Purchase Price	11
1.10.	Non-Transferable Assets; Rights and Obligations	11
1.11.	Apportionments of Taxes	12
1.12.	Buyer Stockholder Vote Override Provisions	12
1.13.	Withholding	12

ARTICLE II Representations and Warranties of Seller		13
2.1.	Organization and Power	13
2.2.	No Subsidiaries	13
2.3.	Authorization and Enforceability	13
2.4.	No Violation	14
2.5.	Governmental Authorizations and Consents	14
2.6.	Financial Statements	14
2.7.	Absence of Certain Changes	15
2.8.	Certain Transactions	15
2.9.	Assets	16
2.10.	Real Property	17
2.11.	Intellectual Property	17
2.12.	Contracts	19
2.13.	Compliance with Laws	22
2.14.	Litigation	23
2.15.	Personnel Matters	23
2.16.	Tax Matters	26
2.17.	Insurance	28
2.18.	Customers and Suppliers	28
2.19.	Product Liability	29
2.20.	No Brokers	29
2.21.	Solvency; No Fraudulent Conveyance	29
2.22.	Restrictions on Business Activity	29
2.23.	Securities Act; Accredited Investor	30
2.24.	CFIUS Compliance	30
2.25.	Sanctions	30
2.26.	No Other Representations or Warranties	31

ARTICLE III Representations and Warranties of Buyer		31
3.1.	Organization and Power	31
3.2.	Authorization; Enforceability	31
3.3.	No Violation	31
3.4.	Governmental Authorizations and Consents	32
3.5.	Capitalization	32
3.6.	SEC Reports and Financial Statements	32
3.7.	Litigation	32
3.8.	Compliance with Laws	33
3.9.	Financing	33
3.10.	Nasdaq Compliance	33
3.11.	Issuance of Shares	33
3.12.	Absence of Certain Changes	33
3.13.	No Reliance on Other Representations and Warranties	33

ARTICLE IV Covenants		34
4.1.	Conduct of the Business	34
4.2.	Restrictions on Seller Activities	34
4.3.	Termination of Discussions	37
4.4.	No Solicitation	37
4.5.	Notice of Alternative Transaction Proposals	37
4.6.	Governmental Approvals	37
4.7.	Third Party Contracts	38
4.8.	Efforts to Close	39
4.9.	Certain Tax Matters	39
4.10.	Confidentiality	40
4.11.	Mail; Payments	41
4.12.	Public Announcements	41
4.13.	Securities Laws; Legends	41
4.14.	Restricted Shares; Vesting; Nontransferability	42
4.15.	Resale Registration Statement	44
4.16.	Change of Name; Filings; Transitional Trademark License	46
4.17.	Insurance	46
4.18.	Misallocated Assets	46
4.19.	Distribution of Closing Cash Payment and Other Cash and Cash Equivalents	46
4.20.	Satisfaction of Outstanding Liabilities; Dissolution of Seller	47
4.21.	Third Party Expenses	47
4.22.	Access to Information	48
4.23.	Notification of Certain Matters	48
4.24.	Post-Signing Contracts	49
4.25.	280G Approvals	50
4.26.	Employee and Related Matters; No Limitations or Rights	50
4.27.	Contractors	50

ARTICLE V Indemnification; Survival		50
5.1.	Expiration of Representations and Warranties	50
5.2.	Mutual Indemnification	51
5.3.	Order of Recovery	55
5.4.	Right to Satisfy Indemnification Claims by Set Off	55

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5.5.	Exclusive Remedies	55
5.6.	Tax Treatment of Indemnification Payments	56

ARTICLE VI Termination		56
6.1.	Termination of this Agreement	56
6.2.	Effect of Termination	57

ARTICLE VII Miscellaneous		57
7.1.	Notices	57
7.2.	Governing Law; Jurisdiction; Waiver of Jury Trial	58
7.3.	Entire Agreement	59
7.4.	Severability	59
7.5.	Amendment	59
7.6.	Effect of Waiver or Consent	59
7.7.	Bulk Transfer Laws	60
7.8.	Parties in Interest; Limitation on Rights of Others	60
7.9.	Assignability	60
7.10.	No Other Duties	60
7.11.	Reliance on Counsel and Other Advisors	60
7.12.	Remedies	60
7.13.	Specific Performance	60
7.14.	Counterparts	61
7.15.	Further Assurance	61
7.16.	Privileged Communications	61
7.17.	Securityholders’ Representative	61

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INDEX OF ANNEXES AND EXHIBITS

Annex	Description
Annex A	Definitions and Rules of Construction
Annex B	Specified Employees

Exhibit	Description
Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Specified Employee Non-Competition Agreement
Exhibit D	Form of Stockholder Written Consent
Exhibit E	Form of Selling Stockholder Questionnaire
Exhibit F	Form of Patent Assignment
Exhibit G	Form of Trademark Assignment
Exhibit H	Form of Domain Name Assignment
Exhibit I	Form of Bill of Sale and Assignment and Assumption Agreement

Schedules
Schedule 1.1	Specified Stockholders
Schedule 4.15(d)	Resale Registration Statement
Schedule 4.19	Distribution Schedule
Schedule A-1	Seller Securityholder Pro Rata Share

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of June 16, 2022, by and between Meta Materials Inc., a Nevada corporation (“Buyer”), Optodot Corporation, a Delaware corporation (“Seller”), and SCP Management LLC, as Securityholders’ Representative. Certain capitalized terms used herein have the meanings set forth in Annex A to this Agreement.

RECITALS

WHEREAS, Seller is engaged in the Business;

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets of the Business, upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Seller has determined that it is advisable and in the best interests of Seller and its stockholders that Seller transfer, and that Buyer acquire, the Assets and, in furtherance thereof, has unanimously approved and declared advisable the Contemplated Transactions on the terms and subject to the conditions set forth in this Agreement, and has unanimously recommended that this Agreement and the Contemplated Transactions be adopted and approved by Seller’s stockholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of the Specified Employees is executing and delivering to Buyer, in each case, in the form provided by Buyer, (i) an employment agreement in the form attached hereto as Exhibit B (collectively, the “Employment Agreements”); (ii) a proprietary information and invention assignment agreement (a “PIIAA” and together with the Employment Agreements, the “Employment Documents”); and (iii) a non-competition agreement in the form set forth as Exhibit C (the “Specified Employee Non-Competition Agreements”);

WHEREAS, concurrent with the execution and delivery of this Agreement, stockholders of Seller sufficient to deliver the Requisite Stockholder Approval, including all Specified Stockholders, will deliver to Buyer a stockholder written consent in the form attached hereto as Exhibit D (the “Written Consent”);

WHEREAS, the parties intend that the Contemplated Transactions and the Dissolution will together qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1) of the Code and to adopt this Agreement as a “plan of reorganization” with the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a); and

WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants, and agreements, as more fully set forth herein, in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale

1.1. Sale and Purchase of the Assets. Subject to the terms set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to Buyer, and Buyer shall purchase and acquire, all of the Assets, free and clear of all Liens (other than Permitted Liens). For purposes of this Agreement, “Assets” means all of Seller’s right, title and interest in all assets and rights of any kind (whether tangible or intangible, or real or personal), related to, or used or held for use in connection with, the Business (which shall not in any event include any of the Excluded Assets), including, without limitation, the following:

(a) all tangible personal property and interests therein, including all apparatus, materials, office supplies, computers and related equipment, wireless communication devices, telecopiers, and other fixed assets and tangible personal property of any kind, wherever located, in each case, that are used or held for use in, or arise from, the operation or conduct of the Business;

(b) all Business IP, including all Seller Registered IP, and Seller’s rights in Business IP Agreements, together with the right to sue and obtain damages and equitable relief for past, present and future infringement, misappropriation, dilution or violation thereof or unfair competition therewith, and all other intangible rights and property used by the Business, including going concern value, and all goodwill associated therewith;

(c) all rights, benefits and interests under Contracts and other similar arrangements (including all express or implied warranties, representations or guarantees made by customers, suppliers, manufacturers, vendors, contractors and other third parties), including those listed on Section 1.1(c) of the Seller Disclosure Schedule (excluding all forms of offer letters; employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisors; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and Seller that are currently in effect, except to the extent that rights, benefits and interests granted under such agreements relate to rights described Section 1.1(c) above) (the “Assumed Contracts”);

(d) all franchises, approvals, permits, licenses, orders, registrations, certificates and other government authorizations and approvals (collectively, the “Permits”) used or held for use in, or related to, or necessary to operate, the Business;

(e) all rights to receive mail (including e-mail) and other communications related to the Business (including mail (including e-mail) and communications from customers, suppliers, distributors, agents and others with respect to the Assets or the Business);

(f) all rights to use the Internet website domain names and e-mail addresses used by the Business;

(g) all trade names and trade name rights with respect to the Optodot name and all other names used by the Business;

(h) the word marks Optodot and any design marks or other rights in Trademarks related thereto (the “Marks”):

(i) (i) the domain name(s) listed on Section 1.1(i) of the Seller Disclosure Schedule, and any and all other domain names that incorporate, or are derived from or based upon the Marks; and (ii) all social media usernames, handles and avatars related to the Business;

(j) all IP assigned under the Employee IP Agreements or to which Seller has ownership rights pursuant to any other Contract of common law;

(k) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories;

(l) all records, ledgers, files, databases, documents, technical information, blueprints, schematics, instructions and manuals, correspondence, customer, vendor, and supplier lists, drawings, specifications, computer data and software, studies, reports, logs, log files, data (including Private Data), databases, and other printed, written or electronically-stored materials of whatever nature in each case, used by or related to the Business, and all records, files and original documents relating to registration and applications for registration of Business IP (collectively, the “Books and Records”);

(m) the right to enforce Contracts entered into with other persons containing non-disclosure, non-solicitation or non-competition provisions, or any other restrictive covenants, to the extent relating to the Business, against the other persons that are parties thereto;

(n) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities, to the extent transferrable; and

(o) all other assets, properties and rights related to the Business, other than the Excluded Assets.

1.2. Excluded Assets.

(a) Seller shall not sell, transfer, assign or deliver to Buyer any of its rights, titles to or interests in, and the Assets shall be deemed to exclude, any of the Excluded Assets.

(b) For purposes of this Agreement, “Excluded Assets” mean the following:

(i) all consideration received by, and all rights of, Seller pursuant to this Agreement;

(ii) all Seller Plans and all assets to the extent related to any Seller Plan;

(iii) Seller’s bank accounts;

(iv) all cash and cash equivalents (including marketable securities and short term investments);

(v) all Accounts Receivable as of the Closing Date;

(vi) all prepaid expenses, credits, advance payments, security or other deposits, charges, claims for refunds and rights to offset in respect thereof, sums and fees in each case to the extent related to, or for the benefit of, the Business;

(vii) Tax receivables or other Tax assets associated with Korean patent withholding Taxes withheld from payments previously made to Seller or payable to Seller as of the Closing;

(viii) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller; provided that copies of the foregoing shall be provided to Buyer;

(ix) all insurance policies;

(x) all confidential communications between Seller and its Affiliates, on the one hand, and Mintz, Levin, Cohn, Glovsky, Ferris & Popeo, P.C. (“Mintz”), on the other hand, solely to the extent relating to the negotiation, execution or delivery of this Agreement or the Contemplated Transactions, including any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, and including any information or files in any format of Mintz in connection therewith (collectively, the “Privileged Communications”); and

(xi) any assets or properties set forth in Section 1.2(b)(xi) of the Seller Disclosure Schedule.

1.3. Assumed Liabilities.

(a) Effective as of the Closing, Buyer shall assume and thereafter pay, perform and discharge when due, obligations arising after the Closing under the Assumed Contracts, including any trade payables incurred in the ordinary course of business after the Closing (other than obligations and liabilities arising out of or relating to a breach by Seller that occurred prior to the Closing Date), in each case solely to the extent primarily related to the Assets and the Business (collectively, the “Assumed Liabilities”). For the avoidance of doubt, the parties expressly agree that the Assumed Liabilities shall exclude any liability to the extent such liability relates to events occurring on or prior to the Closing Date.

(b) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not have any liability or obligation with respect to, shall not assume or agree to pay, perform or discharge, and shall not be deemed by virtue of the execution and delivery of this Agreement or any document delivered pursuant to this Agreement, or as a result of the consummation of the Contemplated Transactions, to have assumed, or to have agreed to pay, perform or discharge, any liability, obligation or indebtedness of Seller or any of its Affiliates, whether primary or secondary, direct or indirect, known or unknown, asserted or unasserted, due or to become due, accrued, absolute, contingent or otherwise, and whether arising prior to, on or after the Closing Date, other than the Assumed Liabilities.

1.4. Retained Liabilities. Notwithstanding anything herein to the contrary, Seller shall retain and Buyer shall not assume, agree to pay, perform or discharge any Liabilities or obligations of Seller or its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (such liabilities not assumed by Buyer, collectively, the “Retained Liabilities”). “Retained Liabilities” shall include the following:

(a) Any Liabilities relating to (i) Taxes imposed on or otherwise attributable to or allocable to Seller (or any of its stockholders of Affiliates) for any taxable period, (including, for the avoidance of doubt, Taxes the payment of which is extended, deferred or delayed until after the Closing under the CARES Act or otherwise as a result of the effects of the COVID-19 pandemic), (ii) Taxes arising from or attributable to the operation of the Business or the use or ownership of the Assets for all taxable periods (or portions thereof) ending on or prior to the Closing Date, (iii) any Transfer Taxes allocable to Seller under Section 4.9(b), (iv) Straddle Period Taxes attributable to Seller pursuant to this Agreement, and (v) Taxes that are attributable to or imposed on amounts payable or otherwise deliverable pursuant to this Agreement (including Taxes required to be withheld therefrom);

(b) any Liabilities of Seller or any of its Affiliates arising pursuant to this Agreement (including Seller’s obligations to Madico, Inc. (“Madico”) under the Termination and Non-Exclusive License Agreement having an Effective Date of October 31, 2015 and the Option to Terminate dated as of June 10, 2022) and all Seller Transaction Expenses;

(c) any Liabilities of Seller or any of its Affiliates relating to, arising out of or incurred in connection with any of the Excluded Assets;

(d) any Liabilities of Seller, any of its Affiliates, or the Business for Indebtedness;

(e) any Liabilities arising out of or resulting from any breach by Seller or any of its Affiliates prior to the Closing under any Contract (including the Assumed Contracts) related to the Business;

(f) any Liabilities arising out of or resulting from any dispute (including any Litigation) among Seller or any of its Affiliates or any of their respective Representatives (including any stockholders and/or holders of any other securities of Seller) relating to this Agreement, any Ancillary Document or any of the Contemplated Transactions; and

(g) any and all other Liabilities arising out of or relating to periods prior to the Closing.

1.5. The Closing.

(a) Closing. Unless this Agreement is validly terminated pursuant to Section 6.1, Buyer and Seller shall consummate the Contemplated Transactions (the “Closing”) by electronic exchange of documents and signature pages at (i) 9:00 a.m. Eastern time on the third (3rd) Business Day following the satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 1.5(b) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions at the

Closing) or (ii) at such other place, time, or date mutually agreed upon in writing by Buyer and Seller; provided, however, if pursuant to the foregoing the Closing would occur within the last ten (10) Business Days of the end of any fiscal quarter of Buyer, then the Closing shall instead take place on the Business Day immediately following the end of such fiscal quarter or on such other date as Buyer and Seller may agree in writing, subject to the satisfaction or waiver of the conditions set forth in Section 1.5(b) (other than those conditions that, by their terms, are to be satisfied by action to be taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of those conditions). The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”. The Closing shall be effective as of 12:01 a.m. Eastern time on the Closing Date.

(b) Conditions to the Closing.

(i) Mutual Conditions. The respective obligations of Buyer and Seller to consummate the Contemplated Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(A) Regulatory Approvals. All approvals of Governmental Authorities set forth on Section 2.5 of the Seller Disclosure Schedule shall have been obtained.

(B) No Legal Restraints. No Law or Order (whether temporary, preliminary, or permanent) shall be in effect which has the effect of making any Contemplated Transaction illegal or otherwise prohibiting or preventing consummation of any Contemplated Transaction in accordance with the terms hereof.

(ii) Additional Buyer Conditions. The obligations of Buyer to consummate the Contemplated Transactions shall be subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions, any of which may be waived in writing exclusively by Buyer:

(A) Representations and Warranties. (1) The representations and warranties of Seller set forth in Sections 2.9(a) and 2.11, without giving effect to any materiality, Business Material Adverse Effect or other similar qualifiers contained therein, shall be true and correct in all material respects on and as of the date hereof and as of the Closing Date (other than such representations and warranties of Seller made only as of a specified date, the accuracy of which shall be determined as of that specified date), (2) the representations and warranties of Seller, other than the Fundamental Representations and those set forth in Sections 2.9(a) and 2.11, without giving effect to any materiality, Business Material Adverse Effect or other similar qualifiers contained therein, shall be true and correct on and as of the date hereof and as of the Closing Date (other than such representations and warranties of Seller made only as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Business Material Adverse Effect, and (3) the Fundamental Representations shall be true and correct in all respects (other than any de minimis failure to be true and correct) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (other than such representations and warranties of Seller made only as of a specified date, the accuracy of which shall be determined as of that specified date).

(B) Covenants. Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such party as of the Closing.

(C) Specified Employee Arrangements. No breaches, disputes or informal or formal repudiations by any Specified Employee relating to his or her Employment Documents shall have occurred or be threatened. Each such Specified Employee shall be eligible to work in the location in which he or she is to be employed to provide services by Buyer following the Closing. No Specified Employee shall have terminated his or her employment with Seller at or prior to the Closing.

(D) New Employment Arrangements. The Specified Employees (1) shall have delivered to Buyer an Offer Letter and a PIIA, each of which shall have been fully executed and delivered to Buyer prior to or on the Closing Date; provided that if any such current employee breaches or repudiates such employee’s or consultant’s Offer Letter prior to the Closing, then such employee or consultant, as applicable, shall be deemed, for purposes of this Section 1.5(b)(ii)(D), to not have executed such Offer Letter; and (2) shall be permitted to work in the location in which he or she is to be employed to provide services by Buyer following the Closing. No such employee or consultant shall have terminated his or her employment with Seller at or prior to the Closing.

(E) Closing Deliveries. Seller shall have delivered to Buyer all certificates and other documents that it is required to deliver to Seller pursuant to this Agreement (including Section 1.6(a)) prior to or at the Closing.

(F) Business Material Adverse Effect. There shall not have occurred a Business Material Adverse Effect.

(G) Litigation. There shall be no Litigation of any kind or nature pending or threatened against Seller or any of its Affiliates arising out of, or in any way connected with, this Agreement or the Contemplated Transactions.

(H) Third Party Consents. Buyer shall have received all necessary consents, waivers, and approvals of parties to any Contract of Seller set forth on Section 1.6(a)(ii) of the Seller Disclosure Schedule.

(iii) Additional Seller Conditions. The obligations of Seller to consummate the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing exclusively by Seller:

(A) Representations and Warranties. (1) The representations and warranties of Buyer, other than the representations and warranties of Buyer contained in Section 3.1 and Section 3.2, shall have been true and correct on the date they were made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Buyer made only as of a specified date, the accuracy of which shall be determined as of that specified date), except as would not have a material adverse effect on Buyer’s ability to consummate the Contemplated Transactions, and (2) the representations and warranties of Buyer contained in Section 3.1 and Section 3.2 shall be true and correct in all respects (other than any de minimis failure to be true and correct) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(B) Covenants. Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement and the Ancillary Documents to which it is a party required to be performed and complied with by them prior to the Closing.

(C) Closing Deliveries. Buyer shall have delivered to Seller all payments, certificates and other documents that it is required to deliver to Seller pursuant to this Agreement (including Section 1.6(b)) prior to or at the Closing.

1.6. Payments and Deliveries at the Closing.

(a) At or prior to the Closing, Seller shall have delivered to Buyer:

(i) Payoff Letters. Executed payoff letters, lien terminations, and instruments of discharge in forms reasonably satisfactory to Buyer from the applicable lenders relating to the Indebtedness identified on Section 1.6(a)(i) of the Seller Disclosure Schedule, if any, together with any other instruments as may be reasonably requested by Buyer to terminate such Indebtedness or Liens (the “Payoff Letters”), each of which shall have been paid by Seller prior to Closing, or by Buyer from the Closing Cash Payment.

(ii) Consents. Evidence reasonably satisfactory to Buyer that all Consents set forth in Section 1.6(a)(ii) of the Seller Disclosure Schedule have been made or obtained.

(iii) FIRPTA Certificate. A statement from Seller that it is not a non-U.S. person in compliance with Treasury Regulations Section 1.1445-2(b)(2) (the “FIRPTA Compliance Certificate”).

(iv) Ancillary Documents. Duly executed counterparts to the Ancillary Documents.

(v) Instruments of Assignment. Duly executed instruments of assignment for the Assets, including the Bill of Sale and Assignment and Assumption Agreement.

(vi) Stockholder Approval. Copies of Written Consents executed and delivered by Seller stockholders, including all Specified Stockholders, sufficient to deliver the Requisite Stockholder Approval.

(vii) Release of Liens. Duly and validly executed copies of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the release of, or authorization to release, all Liens set forth in Section 1.6(a)(vii) of the Seller Disclosure Schedule.

(viii) Officer’s Certificate of Seller. A duly and validly executed certificate of the Chief Executive Officer of Seller for and on Seller’s behalf, to the effect that the conditions set forth in Section 1.5(b)(ii)(A), Section 1.5(b)(ii)(B), and Section 1.5(b)(ii)(F) have been satisfied.

(ix) Secretary’s Certificate of Seller. A duly and validly executed certificate of the Secretary of Seller, certifying as to (i) the terms and effectiveness of the Seller Organizational Documents, and (ii) the valid unanimous adoption of resolutions of Seller’s board of directors (or other governing body) authorizing the execution, delivery and performance by Seller of the Agreement, any Ancillary Document and the Contemplated Transactions, which unanimous approval shall not have been altered, modified, changed or revoked.

(x) Certificate of Good Standing. Certificates of good standing and tax status of Seller from the Secretary of State of the State of Delaware, dated within five (5) Business Days prior to Closing.

(xi) Certificate of Status of Foreign Company. Certificates of good standing and tax status of Seller from the Secretary of State or other applicable Governmental Authority in each jurisdiction in which Seller is required to be qualified to do business, each dated within five (5) Business Days prior to the Closing.

(xii) Employment Matters. Duly executed copies of the Employment Documents entered into between Buyer and each Specified Employee.

(xiii) Specified Employee Non-Competition Agreements. Duly executed copies of the Specified Employee Non-Competition Agreements entered into between Buyer and each Specified Employee.

(xiv) 280G Stockholder Approval. With respect to any payments and/or benefits that Buyer determines may constitute “parachute payments” under Section 280G of the Code with respect to any Employees or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder), the stockholders of Seller shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (B) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Buyer and its subsidiaries shall not have any Liability with respect to such “parachute payments” (the “280G Vote”).

(xv) Employee IP Agreements. Duly executed copies of the Employee IP Agreements.

(xvi) Madico Option to Terminate. (A) A duly executed copy of the Option to Terminate dated as of June 10, 2022 entered into between Seller, Madico, and Steven A. Carlson, Ph.D., in a form reasonably satisfactory to Buyer, and (B) evidence reasonably satisfactory to Buyer of Seller’s provision of written notice to Madico to terminate the Termination and Non-Exclusive License Agreement, dated as of October 31, 2015, by and between Seller, Madico, and Steven A. Carlson, Ph.D., pursuant to such Option to Terminate dated as of June 10, 2022.

(b) At the Closing, Buyer shall deliver to Seller:

(i) Ancillary Documents. Duly executed counterparts to the Ancillary Documents.

(ii) Officer’s Certificate of Buyer. A duly and validly executed certificate of the Chief Executive Officer of Buyer, for and on Buyer’s behalf, to the effect that the conditions set forth in Section 1.5(b)(iii)(A) and Section 1.5(b)(iii)(B) have been satisfied.

(iii) Secretary’s Certificate of Buyer. A duly and validly executed certificate of the Secretary of Buyer, certifying as to (i) the terms and effectiveness of the Buyer’s organizational documents, and (ii) the valid adoption of resolutions of Buyer’s board of directors (or other governing body) authorizing the execution, delivery and performance by Buyer of the Agreement, any Ancillary Document and the Contemplated Transactions, which approval shall not have been altered, modified, changed or revoked.

1.7. Payments at the Closing; Restricted Amount.

(a) The purchase price paid by Buyer for the Assets, and the assumption of the Assumed Liabilities (the “Purchase Price”) shall consist of:

(i) an amount in cash equal to Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Closing Cash Payment”); and

(ii) a number of shares of Buyer Stock equal to Thirty Seven Million Five Hundred Thousand Dollars ($37,500,000) divided by the Closing Issue Price (rounded down to the nearest whole number of shares), which shares shall be subject to the terms hereof, including without limitation those set forth in Section 1.8 and Section 4.13 (the “Unrestricted Buyer Shares”).

(iii) a number of shares of Buyer Stock equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) divided by the Closing Issue Price (rounded down to the nearest whole number of shares), which shares shall be subject to the terms hereof, including without limitation those set forth in Section 1.8, Section 4.13 and Section 4.14 (the “Restricted Buyer Shares” and, together with the Unrestricted Buyer Shares, the “Closing Stock Payment”).

(b) At the Closing, (i) Buyer shall pay, or cause to be paid, the Closing Cash Payment to Seller by wire transfer of immediately available funds to an account designated in writing by Seller; and (ii) Buyer shall instruct its stock transfer agent to issue to Seller a number of Buyer Shares in book-entry equating to the Closing Stock Payment.

1.8. Transfer Restrictions. The Buyer Shares issuable hereunder shall be subject to restrictions on transfer in accordance with Section 4.13.

1.9. Allocation of the Purchase Price. No later than ninety (90) calendar days following the Closing Date, Buyer shall determine and allocate the purchase price (as determined for applicable tax purposes) among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations (the “Tax Allocation”) and shall deliver a written statement to Seller describing such Tax Allocation (the “Tax Allocation Statement”). Seller shall provide Buyer with any comments in writing within thirty (30) calendar days after delivery by Buyer to Seller of the Tax Allocation Statement, and Buyer shall consider any such comments in good faith. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the final Tax Allocation Statements.

1.10. Non-Transferable Assets; Rights and Obligations.

(a) Notwithstanding the foregoing, if any Asset is not assignable or transferable (each, a “Non-Transferable Asset”) without a Consent, and any such Consent is not obtained on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Transferable Asset, and Buyer or its designee(s) shall not assume Seller’s rights or obligations under such Non-Transferable Asset (and such Non-Transferable Asset shall not be included in “Assets”), and instead Seller shall use commercially reasonable efforts to obtain any such Consent as soon as reasonably practicable after the Closing Date and thereafter Seller shall transfer and assign to Buyer such Non-Transferable Assets for no additional consideration. Following any such assignment or transfer, such Non-Transferable Assets shall be deemed “Assets” for purposes of this Agreement.

(b) Seller shall, at Seller’s expense, use commercially reasonable efforts (including making any necessary payments to third parties or otherwise incurring expenses or costs) to provide Buyer or its designee(s) with all of the rights and benefits of any Non-Transferable Assets after the Closing as if the appropriate Consent had been obtained, including by granting subleases, any sublicenses or other rights and establishing arrangements whereby Buyer shall have the benefits of and shall undertake the obligation to perform under the Assumed Contracts (including enforcement for the benefit of Buyer of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Non-Transferable Assets by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require). Seller shall advise Buyer in writing at least ten (10) calendar days prior to the Closing with respect to any Assumed Contract which Seller knows or has substantial reason to believe will or may not be assignable or transferable to Buyer hereunder at the Closing.

(c) Effective on the Closing Date, Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Buyer, but on behalf of and for the benefit of Buyer: (i) to demand and receive from time to time any and all of the Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all Litigation that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets; (iii) to defend or compromise any or all Litigation in respect of any of the Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Buyer shall deem desirable. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.

1.11. Apportionments of Taxes. For purposes of determining the allocation of Taxes imposed on Buyer with respect to the Assets or the Business for a Straddle Period (“Straddle Period Taxes”), (a) the real and personal property Taxes, ad valorem or other Taxes that accrue based on the passage of time shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the ratio of the number of days in the relevant period prior to and including the Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due or become a lien; and (b) any other Taxes with respect to the Assets or the Business shall be allocated to the portion of the Straddle Period ending at the end of the day on the Closing Date in an amount equal to the amount of such Taxes that would be payable if the relevant taxable period ended on the Closing Date.

1.12. Buyer Stockholder Vote Override Provisions. Notwithstanding anything to the contrary set forth herein, in the event that the Purchase Price, together with any shares to be issued in a transaction that could be aggregated with the Contemplated Transactions, would result in the issuance of more than the Maximum Share Number, Buyer may, at its sole and exclusive option, solicit stockholder consent in accordance with Nasdaq rules and regulations in order to issue shares of Buyer Stock in excess of the Maximum Share Number or increase the Closing Cash Payment (with a corresponding decrease to the Closing Stock Payment), and in no event shall Buyer be required to issue shares of Buyer Stock in excess of the Maximum Share Number absent receipt of such stockholder consent; provided that any increase in the Closing Cash Payment shall not exceed an amount that could reasonably be expected to cause the Contemplated Transactions and the Dissolution to fail to qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1) of the Code (such amount, the “Increased Cash Cap”); provided, further, that in the event Buyer intends to increase the Closing Cash Payment pursuant to this Section 1.12, (i) Buyer shall notify Seller of such increased Closing Cash Payment and (ii) as soon as practicable following receipt of such notice (and in any event within 5 Business Days) Seller shall deliver to Buyer a calculation of the Increased Cash Cap (with reasonable, out of pocket fees and expenses relating to the preparation of such calculation borne by Buyer), on which Buyer shall be entitled to rely. For the avoidance of doubt, this Section 1.12 shall apply cumulatively to payments of Purchase Price from and after the Closing Date.

1.13. Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of applicable Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder. If it is determined that any such deduction or withholding is required under applicable Law, Buyer shall use commercially reasonable efforts to provide five (5) Business Days advance written notice to Seller. During such period, the parties shall work together to reduce or eliminate any such deduction or withholding, and Buyer shall provide Seller a reasonable opportunity to provide documentation establishing exemptions from or reductions of such deductions or withholdings pursuant to applicable Law. To the extent amounts are deducted and withheld, such amounts shall be remitted to the applicable Taxing Authority, and Buyer shall provide Seller such documentation as may reasonably be required to support Seller’s claim of having paid the withheld amounts to the applicable Taxing Authorities.

ARTICLE II

Representations and Warranties of Seller

Except as set forth in Seller Disclosure Schedule (it being agreed that any matter disclosed in Seller Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed only with respect to other sections only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections), Seller represents and warrants as follows as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the date hereof and as of the Closing Date:

2.1. Organization and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Seller has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions. Seller has all power (corporate or otherwise) and authority, and possesses all governmental licenses, permits, authorizations and approvals, necessary to enable it to own or lease and to operate its properties and assets with respect to the Business and carry on the Business as currently and historically conducted. Seller is duly qualified or licensed and is authorized to transact business and is in good standing as a foreign entity (to the extent the relevant jurisdiction recognizes the concept of good standing) in each jurisdiction in which it is required to be qualified, except where the failure to be so qualified or in good standing has not been or would not reasonably be expected to be material to the Business, the Assets, or the Assumed Liabilities, taken as a whole.

2.2. No Subsidiaries. Seller does not currently have, and, since its inception, has never had, any subsidiaries or any equity interest, whether direct or indirect, in, or any loans to, any corporation, partnership, limited liability company, joint venture or other business entity. Other than Seller, there are no other corporations, associations or other persons that are legal entities through which Seller conducts the Business, and Seller is not a participant in (nor is any part of the Business conducted through) any joint venture, partnership or similar arrangement.

2.3. Authorization and Enforceability.

(a) The execution and delivery by Seller of this Agreement and the Ancillary Documents to which it is a party and the performance by Seller of the Contemplated Transactions that are required to be performed by Seller have been duly authorized by the board of directors of Seller in accordance with applicable Law and the Seller Organizational Documents, and no other corporate proceedings on the part of Seller other than the Requisite Stockholder Approval are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the Contemplated Transactions that are required to be performed by Seller. This Agreement and each of the Ancillary Documents to be executed and delivered by Seller are duly authorized, executed and delivered by Seller constitute valid and legally binding agreements of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Requisite Stockholder Approval is the only vote or approval of Seller’s stockholders required to approve this Agreement and the Ancillary Documents to which Seller is or will be a party, the Contemplated Transactions and the other matters set forth in the Written Consent. Seller obtained the Requisite Stockholder Approval prior to the execution and delivery hereof, and delivered a correct and complete copy of the Written Consent evidencing the Requisite Stockholder Approval to Buyer concurrent with the execution and delivery hereof.

(c) The Contemplated Transactions will not result in any stockholder of Seller having any appraisal or dissenters’ rights, including under Section 262 of the Delaware General Corporation Law.

2.4. No Violation. The execution and delivery by Seller of this Agreement and the Ancillary Documents to which each is a party, consummation of the Contemplated Transactions that are required to be performed by Seller and compliance with the terms of this Agreement and the Ancillary Documents to which Seller is a party will not (a) conflict with or violate any provision of the Seller Organizational Documents, (b) result in any material violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under any provision of any material Contract to which Seller is a party, or by which Seller or its properties is bound or affected, with respect to the Business, (c) assuming that all consents, approvals and authorizations contemplated by Section 2.5 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to the Business, or (d) result in the creation of, or require the creation of, any Lien upon any of the Assets (other than Permitted Liens).

2.5. Governmental Authorizations and Consents. Except as set forth on Section 2.5 of the Seller Disclosure Schedule, no notices, consents, assignments, Permits, Orders, certifications, concessions, franchises, waivers, licenses, approvals or authorizations of, or registrations, declarations or filings with, of or from any third party (including any Governmental Authority or parties to Contracts) (“Consents”) are required to be obtained or made by Seller in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any Ancillary Documents to which Seller is, or is to be, a party or the consummation by Seller of the Contemplated Transactions, including as necessary to (a) ensure the ownership and operation of the Business and the Assets immediately following the Closing by Buyer, (b) waive rights of termination, amendment, or cancellation of any rights in, to or under any Asset, (c) avoid the creation of a Lien on any Asset (other than Permitted Liens), or (d) avoid breach or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) with respect to any Asset.

2.6. Financial Statements.

(a) Section 2.6(a) of the Seller Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): the unaudited balance sheets of the Business for the fiscal years ended as of December 31, 2020 and December 31, 2021 (the “Balance Sheet Date”), and the related unaudited statements of profits and losses for the years then ended (such financial statements as of and for the year ended December 31, 2021 being referred to herein as the “Most Recent Annual Financial Statements”). Each of the Financial Statements has been prepared from the books and records of Seller and on an accrual basis in accordance with GAAP applied on a basis consistent with prior periods and fairly presents in all material respects the financial condition of the Business as of its respective date and the profits and losses of the Business for the period covered thereby, subject to the absence of footnote disclosure.

Neither Seller nor, to the Knowledge of Seller, any current or former employee, advisor, consultant or director of Seller, has identified or been made aware of any fraud in respect of the Business, whether or not material, that involves management of the Business or other current or former employees, consultants, advisors or directors of Seller, or any claim or allegation regarding any of the foregoing.

(b) No Undisclosed Liabilities. Seller has no Liabilities with respect to the Business (whether or not the subject of any other representation or warranty hereunder) except for Liabilities (i) included in the Most Recent Annual Financial Statements, (ii) that have arisen in the ordinary course of business, consistent with past practice, which are of the type that ordinarily recur and are not material in amount or significance either individually or in the aggregate and do not result from a breach of Contract, breach of warranty, violation of Law, infringement, misappropriation or other tort, and (iii) those that are executory obligations expressly provided for under existing Contracts of Seller that are not required to be reflected on the balance sheet included in the Most Recent Annual Financial Statements and do not result from any breach of Contract, warranty, infringement, tort or violation of Law or the privacy or publicity rights of third parties.

2.7. Absence of Certain Changes. Except as set forth in Section 2.7 of the Seller Disclosure Schedule, since January 1, 2022, Seller has conducted the Business in the ordinary course and in a manner consistent with past practice, and there has not been any Event or series of Events that individually or in the aggregate together with all other Events, that has had, or would be reasonably expected to have (either individually or in the aggregate) a Business Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 2.7 of the Seller Disclosure Schedule, since the Balance Sheet Date, Seller has not with respect to the Business taken any action that, if taken following the date hereof and prior to Closing, would require the consent of Buyer.

2.8. Certain Transactions. None of the officers, directors or employees of Seller nor any immediate family member of any of them has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Business (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded). Except as set forth in Section 2.8 of the Seller Disclosure Schedule, none of said officers, directors or employees or any member of their immediate families, is a party to, or to the Knowledge of Seller, otherwise directly or indirectly interested in, any material Contract to which Seller is a party in respect of the Business or by which the Business or any of its assets or properties may be bound, except with respect to normal compensation for services as an officer, director or employee thereof. To the Knowledge of Seller, none of said officers, directors, employees or immediate family members has any interest in any property, real or personal, tangible or intangible (including any IP) that is used in, or that relates to, the Business.

2.9. Assets.

(a) The Assets to be transferred to Buyer at the Closing, together with all other rights, licenses, services, and benefits to be provided to Buyer pursuant to the Ancillary Documents, (i) constitute all of the Assets (tangible and intangible) that are used in or held for use in or necessary for the conduct of the Business as such Business has been conducted, and (ii) are adequate and sufficient to enable Buyer to conduct the Business (including the use, operation, design, marketing, promotion, modification, development, licensing, distribution, delivery, provision, operation, support, administration, maintenance, and other exploitation of Seller Products and performance of services in the conduct of the Business) and to own, use, operate, design, market, promote, modify, license, distribute, deliver, provide, support, administer, maintain and otherwise exploit the Assets in a manner consistent with, and in substantially the same manner as, the conduct of the Business and the ownership, use, operation, design, marketing, promotion, modification, licensing, delivery, provision, support, administration, maintenance and other exploitation of the Assets on or prior the date hereof and in a manner that will not conflict with or violate any rights of any Person. Except with respect to the restrictions set forth in Section 2.9(a) of the Seller Disclosure Schedule with respect to the Scheduled Licenses, the LGES Releases, Madico’s interest in the Madico Joint Patents and LG’s interest in the LG Joint Know-How(the “License Restrictions”), no restrictions will exist on Buyer’s rights to sell, resell, use, or license any of the Assets or engage in such business, nor will any such restrictions be imposed on Buyer as a consequence of the Contemplated Transactions.

(b) Seller has good, valid and marketable title to, or valid leasehold or license interests in, as the case may be, all of the Assets free and clear of any Lien, except for Permitted Liens. No Asset (i) is subject to any Litigation or outstanding Order that restricts in any manner the use, transfer, or licensing thereof or that may affect the validity, use or enforceability of such Assets or any rights or remedies relating thereto or (ii) is owned or held, in whole or in any part, by any Person other than Seller except for (A) certain patents included in the Seller Registered IP that are owned jointly by Seller and Madico and that are listed on Section 2.9(b)(ii)(A) of the Seller Disclosure Schedule (the “Madico Joint Patents”) and (B) certain know-how of Seller Owned IP that is jointly owned with LG Energy Solution Ltd. (“LG”) and that is described on Section 2.9(b)(ii)(B) of the Seller Disclosure Schedule (the “LG Joint Know-How”). The Assets do not include any shares in the capital of, or any other equity interests in, any Person.

(c) Seller confirms that it has not (a) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, as in effect on the date hereof, (b) deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with any U.S. presidential memorandum or executive order or any financial assistance program implemented by any Governmental Authority in connection with or in response to COVID-19 or (c) utilized available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act. Prior to the Closing, Seller applied for and received a loan under the Paycheck Protection Program (the “PPP

Loan”). Seller was eligible to apply for and receive the PPP Loan and the calculation of the PPP Loan amount was accurate. At the time of the application for the PPP Loan, all claims and certifications made by Seller in connection with such application were true, correct and made in good faith. The PPP Loan funds were used for permissible purposes and were eligible for full forgiveness. The Company applied for and, on May 11, 2021, received forgiveness of the full amount of the PPP Loan pursuant to the SBA loan forgiveness procedures applicable to Paycheck Protection Program loans. No obligations remain outstanding under the PPP Loan.

2.10. Real Property. Except as set forth in Section 2.10 of the Seller Disclosure Schedule, Seller does not own or lease any real property.

2.11. Intellectual Property.

(a) Ownership; Status. Except with respect to Madico’s joint ownership interest in the Madico Joint Patents and LG’s joint ownership interest in the LG Joint Know-How, Seller has sole and exclusive title and ownership of, or is duly licensed under or otherwise authorized to use, all IP necessary for or used in the Business, free and clear of any Liens other than (i) the licenses granted to the U.S. Government, Siemens Healthcare Diagnostics Inc., Madico and Sion Power Corporation, each as set forth in Section 2.11(a)(i) of the Seller Disclosure Schedule (the “Scheduled Licenses”), (ii) the releases granted to LGES Energy Solutions Ltd. (“LGES”) as set forth in Section 2.11(a)(ii) of the Seller Disclosure Schedule (the “LGES Releases”), and (iii) non-exclusive, non-perpetual licenses or other non-exclusive, non-perpetual grants of rights granted to its customers in the ordinary course of business without: (x) the need for Buyer to acquire or license any other intangible asset, intangible property or IP Right and (y) the breach or violation of any Contract. Seller IP collectively constitutes all IP used in or held for use for the Business. With the exception of those items listed in Section 2.11(a)(1) of the Seller Disclosure Schedule, Seller has not transferred ownership of or granted any exclusive rights in, any Seller Owned IP to any third party. Except with respect to Madico’s joint ownership interest in the Madico Joint Patents, LG’s joint ownership interest in the LG Joint Know-How, and the applicable counterparty’s rights under the Scheduled Licenses, and LGES’s rights under the LGES Releases, no third party has any ownership right, title, ownership interest, ownership claim in or lien on any of Seller Owned IP. Except as set forth on Section 2.11(a)(2) of the Seller Disclosure Schedule (the “Madico Patent Fee Disclosure”), to the Knowledge of Seller, all Seller Owned IP is valid, subsisting (or, in the case of applications, applied-for), and enforceable.

(b) Registered IP. Section 2.11(b)(1) of the Seller Disclosure Schedule lists (i) all Seller Registered IP (in each case listing, as applicable, (1) the name of the applicant/registrant and current owner, (2) the jurisdiction where the application/registration is located (or, for domain names, the applicable registrar), (3) the application or registration number, (4) the filing date and issuance/registration/grant date, and (5) the prosecution status); and (ii) all material unregistered IP relating to the Business. To the Knowledge of Seller, subject to the Madico Patent Fee Disclosure, each item of Seller Registered IP is valid, enforceable and subsisting (or in the case of applications, applied for). Subject to the Madico Patent Fee Disclosure, all registration, maintenance and renewal fees currently due in connection with such Seller Registered IP have been paid and all documents, recordations and certificates in connection with such Seller Registered IP currently required to be filed have been filed with the relevant Governmental Authority or other Person, for the purposes of prosecuting, maintaining and perfecting such Seller

Registered IP and recording Seller’s ownership interests therein. Subject to the Madico Patent Fee Disclosure and except as set forth in Section 2.11(b)(2) of the Seller Disclosure Schedule, there are no actions that must be taken for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Seller Registered IP within 120 days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any affidavits, responses, recordations, certificates or other documents.

(c) Invention Assignment and Confidentiality Agreement. Seller takes and has taken reasonable measures to protect and preserve Seller Owned IP, including the confidentiality of all confidential or non-public information of Seller or for which Seller owes a third party an obligation of confidentiality. Seller has secured from all (i) current or former consultants, advisors, employees (including Seller’s founders) and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any material IP for Seller and (ii) except as set forth in Section 2.11(c) of the Seller Disclosure Schedule, named inventors of Patents owned or purported by Seller to be owned by Seller (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, or, in the case of the Madico Joint Patents, joint ownership with Madico of, all of the Authors’ right, title and interest in and to such IP and, from Seller Personnel, commitments to protect the confidentiality of all of Seller’s or any relevant third party’s confidential or non-public information. To the Knowledge of Seller, no current or former Seller Personnel has any right, license, claim or interest whatsoever in or with respect to any Seller Owned IP. Without limiting the foregoing, Seller has obtained written and, to the Knowledge of Seller, enforceable IP assignments from all Authors and non-disclosure agreements from all Authors who are Seller Personnel and, in the case of Patents, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. To the Knowledge of Seller, no Author is in violation of any term or covenant in any such agreement.

(d) Non-Infringement. To the Knowledge of Seller, there is no, nor has there been any, unauthorized use, unauthorized disclosure, infringement, misappropriation, or other violation of any Seller Owned IP by any third party, and Seller has not brought or threatened any action concerning the same. Seller has not been subject to any actual or threatened action (including any requests for indemnification) for and, to the Knowledge of Seller, has no Liability for, actual or alleged infringement, misappropriation, or other violation by Seller of any Third Party IP. The operation of the Business has not, does not, and, to the Knowledge of Seller, when operated by Buyer after Closing in substantially the same manner as operated prior to Closing, will not infringe (directly or indirectly), misappropriate or otherwise violate any Third Party IP existing as of the Closing or violate any Seller IP Agreements or other terms applicable to use of such Third Party IP existing as of the Closing. Except for the License Restrictions, to the Knowledge of Seller, no Seller Owned IP or Seller Product or any Seller IP other than Seller Owned IP, is subject to any legal proceeding, order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by Seller, or that may affect the validity, or enforceability of any Seller IP (other than ordinary course proceedings (i.e., proceedings not involving third parties) in all U.S. and foreign patent, trademark and copyright offices regarding Seller Registered IP). Seller has not received any opinion of counsel that any Seller Product or Seller Owned IP or the operation of the Business, infringes or misappropriates any Third Party IP.

(e) IP Agreements. With the exception of the Scheduled Licenses, the LGES Releases and those items listed in Section 2.11(e) of the Seller Disclosure Schedule, Seller has not granted any options, licenses or agreements of any kind relating to any Seller Owned IP.

(f) Confidential Information. Seller takes and has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of Seller (including trade secrets) or provided by any third party to Seller (“Confidential Information”). All current and former Seller Personnel and any third party having access to Confidential Information have executed and delivered to Seller a written legally binding agreement regarding the protection of such Confidential Information. Seller has implemented and maintains reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith. Seller has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information. To the Knowledge of Seller, there has been no Seller or third-party breach of confidentiality.

(g) Seller Websites. To the Knowledge of Seller, no domain names have been registered by any Person that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by Seller. The contents of each Seller Website and all transactions conducted over the internet comply with applicable law.

(h) Government Contracts. Except as set forth in Section 2.11(h)(1) of Seller Disclosure Schedule, Seller is not party to any Government Contract. Except as set forth in Section 2.11(h)(2) of Seller Disclosure Schedule, all Seller Products and other Seller Owned IP or IP exclusively licensed to Seller was developed at private expense, and no Governmental Authority has obtained, by contract or otherwise, rights in any Seller Products or other Seller Owned IP that will affect (or would reasonably be expected to affect) the commercial value thereof.

(i) Privacy. Seller, the Business, and all third parties performing services for Seller (in the case of such third parties, relating to the performance of services for Seller) comply and have at all times complied with all applicable Privacy Obligations relating to the conduct or operation of Seller or the Business or the ownership or use of the Assets. The Seller and the Business have, and at all applicable times have had, all rights and authorizations to Process Private Data as Processed by or for the Seller or the Business. The execution, delivery and performance of this Agreement, and the transactions contemplated hereunder, will not violate any applicable Privacy Obligations or require any notices to, or consents under, any Privacy Obligations. Seller has made available to Buyer true, correct, and complete copies of all Seller Privacy Policies. There are no unsatisfied written requests from individuals to Seller seeking to exercise rights under Privacy Obligations. To the Knowledge of Seller, there has been no breach or security incident with respect to the Business or any Private Data, nor any accidental, unlawful, or unauthorized access to, or other Processing of, Private Data.

2.12. Contracts.

(a) Material Contracts. Section 2.12(a) of the Seller Disclosure Schedule is a true and complete list of all of the following Contracts with respect to the Business or to which Seller is a party or otherwise bound (the “Material Contracts”):

(i) any Contract with a customer or client of the Business or distributor of the Business, or Top Supplier, except for any confidentiality, secrecy, or non-disclosure Contract entered into by Seller in the ordinary course of business consistent with past practice;

(ii) any Contract relating to any transactions between Seller and any its officers, directors or Affiliates, or any immediate family member or Affiliate of any of the foregoing (each, a “Related Party”), in each case in respect of the Business, other than employee benefits generally made available to all employees;

(iii) any Contract providing for obligations (contingent or otherwise) of, or payments to, the Business in excess of Twenty Thousand Dollars ($20,000) per annum;

(iv) any Contract with any distributor, reseller, value added reseller, or sales agent of Seller Products;

(v) any Contract with any Governmental Authority in respect of the Business;

(vi) any Seller IP Agreement, except for any confidentiality, secrecy, or non-disclosure Contract entered into by Seller in the ordinary course of business consistent with past practice;

(vii) any Contract regarding the grant of rights to reproduce, license, market, or sell the products or services of the Business to any other Person;

(viii) any Contract containing indemnification obligations of Seller to any officer, director, employee or agent of Seller in connection with the Business;

(ix) any Contract providing for or relating to any merger, acquisition, consolidation, sale or other business combination or divestiture transaction relating to the Business;

(x) any Contract providing for the development of any IP, independently or jointly, by or for the Business;

(xi) any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, in each case involving the Business;

(xii) any settlement agreement with respect to any Litigation involving the Business;

(xiii) any confidentiality, secrecy or non-disclosure Contract in respect of the Business other than any such Contract entered into by Seller in the ordinary course of business consistent with past practice;

(xiv) any Contract for or relating to the employment by or other service to Seller of any director, officer, employee, consultant, or independent contractor or any other type of Contract with any of its directors, officers, employees, contractors or consultants that is not terminable for convenience by Seller without notice and reason or any Liability therefor, in each case for employees or service providers who provide services relating to the Business;

(xv) any Contract for or relating to the employment by or other service to Seller of any director, officer, employee, consultant, or independent contractor or any other type of Contract with any of its directors, officers, employees, contractors or consultants that may result in annual expenditures in excess of Seventy-Five Thousand Dollars ($75,000) in the aggregate;

(xvi) any Contract for capital expenditures of the Business in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

(xvii) any separation agreement or severance agreement with any current or former employees of the Business under which Seller has any actual or potential current Liability;

(xviii) any Contract pursuant to which the Business is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of Twenty-Five Thousand Dollars ($25,000) per annum;

(xix) any leases for real property; and

(xx) any other Contract that is material to the Business, taken as a whole.

(b) Status of Material Contracts. A true and complete copy of each Material Contract, together with all amendments, modifications, waivers and supplements thereto, has been made available to Buyer. Except as disclosed in Section 2.12(b) of the Seller Disclosure Schedule, all Material Contracts are valid, binding and in full force and effect and enforceable by Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Seller has performed all of the material obligations required to be performed by it and is entitled to all benefits under any Material Contract. As to each Material Contract, there does not exist thereunder any breach, violation or default on the part of Seller or, to the Knowledge of Seller, any other party to such Material Contract, and there does not exist any event, occurrence or condition, including the consummation of the Contemplated Transactions, which (with or without notice, passage of time, or both) would constitute a breach, violation or default thereunder on the part of Seller that would give any other party thereto the right to terminate or accelerate the obligations of Seller or any of its Affiliates thereunder (or that would give any party the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule thereunder). Seller and its Affiliates have not received any claim or notice (whether written or oral) of any such actual or alleged breach, violation or default, or of any intention to cancel or modify any Material Contract. To the Knowledge of Seller, no counterparties to any Material Contract intend to cancel or modify in any significant manner their contracts with Seller. No waiver has been granted by Seller or any of the other parties thereto under any of the Material Contracts.

2.13. Compliance with Laws.

(a) Neither Seller nor the Business has at any time been in violation of, and, to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation by Seller or the Business of, or failure on the part of Seller or the Business to comply with, any Law that is or was applicable to the conduct or operation of Seller or the Business or the ownership or use of any of the Assets, in each case in any material respect. No notice from any Governmental Authority has been received by Seller or any of its Affiliates alleging any violation of or failure to comply with, or liability or potential liability under, any applicable Laws. Neither Seller nor the Business is, or has been, the subject of any pending or, to the Knowledge of Seller, threatened Litigation by a Governmental Authority with respect to any actual or alleged violation of Law, and Seller and its Affiliates are not conducting, and have not conducted, any internal investigation (including any internal investigation for which outside counsel was engaged) concerning any alleged violation of any Permit or applicable Law by the Business or Seller (regardless of the outcome of such investigation).

(b) To the Knowledge of Seller, no Governmental Authority has threatened, enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent), which is in effect and which prevents or prohibits consummation of the Contemplated Transactions or would limit Buyer’s ability to conduct the Business.

(c) All of the Permits are in full force and effect. Seller has not received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of any such Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit, and to the Knowledge of Seller, no such notice or other communication is forthcoming. Seller has materially complied with all of the terms of such Permits and none of such Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Contemplated Transactions.

(d) With respect to the Assets, neither Seller, nor any of its directors, officers, employees, agents or other Person acting its behalf, has provided, attempted to provide, promised, or authorized the provision of anything of value (including but not limited to payments, meals, entertainment, travel expenses or accommodations, services, or gifts), directly or indirectly, to any Person, including to any Governmental Official, in violation of the Anti-Corruption Laws. With respect to the Assets neither Seller, nor any of it its respective directors, officers, employees, agents or other third parties acting on its behalf has violated Anti-Corruption Laws. Seller is not aware of any actions taken by any of its directors, officers, employees, agents or other Person acting on their behalf that was or could be in violation of Anti-Corruption Laws. No director, officer or employee of Seller is a “foreign official” as defined by the FCPA. None of the Assets were acquired by Seller by means of conduct that would constitute a violation of any Anti-Corruption Laws.

2.14. Litigation. There have not been for the past five (5) years any claims, actions, suits, audits, inquiries, proceedings (except for (i) proceedings in Korean courts and agencies in which Seller is seeking a refund of taxes previously paid and (ii) ordinary course proceedings not involving a third party (such as office actions) in all U.S. and foreign patent, trademark and copyright offices regarding Seller Registered IP, which proceedings shall be expressly excluded from the definition of “Litigation”), arbitrations, or governmental investigations (“Litigation”) pending, or, to the Knowledge of Seller, threatened, against Seller involving the Business, or to the Knowledge of Seller, pending or threatened against or with respect to the Business or Personnel (in their capacities as such), before any court or Governmental Authority. To the Knowledge of Seller, there is no Litigation by Seller currently pending or which Seller intends to initiate in respect of the Business. Seller is not subject to any Order arising from any Litigation with respect to the Business and the Assets are not subject to any Order.

2.15. Personnel Matters.

(a) Section 2.15(a) of the Seller Disclosure Schedule lists, with respect to Seller (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA that are currently in effect, maintained or contributed to by Seller and which covers any current or former employee, independent contractor, consultant or director of Seller or to which Seller has or may have an obligation to contribute, (ii) each loan made by Seller to an employee (other than business-related expense reimbursement), (iii) stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, vacation, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements that is currently in effect, maintained or contributed to by Seller and which covers any current or former employee, independent contractor consultant or director of Seller or to which Seller has or may have an obligation to contribute, (iv) all bonus, pension, profit sharing, savings, severance, commission, retirement, deferred compensation or incentive plans, programs or arrangements that is currently in effect, maintained or contributed to by Seller and which covers any current or former employee, independent contractor, consultant or director of Seller or to which Seller has or may have an obligation to contribute, and (v) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Seller remain for the benefit of, or relating to, any present or former employee, independent contractor, consultant, advisor or non-employee director of Seller (all of the foregoing described in clauses (i) through (v), collectively, the “Seller Plans”).

(b) Seller does not sponsor or maintain any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.

(c) None of the Seller Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law.

(d) No Seller Plan is covered by, and Seller has not incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code.

(e) Seller does not currently maintain, sponsor, participate in or contribute to, nor has ever maintained, established, sponsored, participated in, or contributed to, any pension plan within the meaning of Section 3(2) of ERISA nor any Seller Plan that is intended to qualify under Section 401(a) of the Code.

(f) Seller is not a party to, or has not made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(g) Each Seller Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Law applicable to such Seller Plan, and no event has occurred and no condition exists with respect to any Seller Plan that could reasonably be expected to give rise to any liability to Buyer under the Code or ERISA or any and all other Laws in any material respect.

(h) To the Knowledge of Seller, no employee of Seller, nor any independent contractors, consultant or advisor with whom Seller has contracted, is in violation of any material term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Seller; and to the Knowledge of Seller, the continued employment by Seller of its present employees, and the performance of Seller’s contracts with its independent contractors, consultants and advisors, will not result in any such violation. Seller has not received any notice alleging that any such violation has occurred. Other than as expressly contemplated by this Agreement, or as listed in Section 2.15(i) of the Seller Disclosure Schedule, none of the execution and delivery of this Agreement, the consummation of the Contemplated Transactions or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or any similar payment) becoming due to any Person, (ii) materially increase or enhance any benefits otherwise payable by Seller, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by Seller to any Person.

(i) Seller is in compliance in all material respects with all currently applicable Law respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors, consultants and advisors and employees as exempt or non-exempt), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

(j) Seller has paid to all employees, independent contractors, consultants and advisors all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Seller is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against Seller under any workers’ compensation plan or policy or for long term disability. There are no actions pending or, to the Knowledge of Seller, threatened, between Seller and any of its employees, independent contractors, consultants or advisors.

(k) Seller is not a party to or bound by any collective bargaining agreement, works council arrangement, or other labor union Contract and no collective bargaining agreement is being negotiated by Seller. To the Knowledge of Seller, there is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by Seller. To the Knowledge of Seller there are no activities or proceedings of any labor union or to organize their respective employees. There is no material labor dispute, strike or work stoppage against Seller pending or, to the Knowledge of Seller, threatened which may interfere with the respective business activities of Seller in any material respect.

(l) The employment of all of the employees of Seller is “at will” and Seller has no obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. Seller has no present intention to terminate the employment of any officer, key employee or group of employees. Accurate and complete lists of all of the directors, officers, and employees of Seller (individually and collectively, “Personnel”) as of the date hereof and as of Closing and the following information regarding all Personnel is included in Section 2.15(l) of the Seller Disclosure Schedule: (i) position, (ii) hire date, (iii) location (country, state), (iv) classification as exempt or non-exempt, (v) salaries or hourly rates, (vi) accrued vacation days as of the Closing Date, (vii) leave status, (viii) termination/resignation date (as applicable), and (ix) immigration status (as applicable). The total number of employees as of the date hereof is eight (including a summer intern). The total number of consultants as of the date hereof is one.

(m) Seller has made available a true, correct and complete list of all of Seller’s consultants, advisors and independent contractors and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party and a copy of any agreement between Seller and such individual, where such individual is based, and the individual’s rate of pay. All consultants, advisors and independent contractors providing services to Seller have been properly classified as consultants, advisors or independent contractors, respectively, in all material respects for purposes of federal and applicable state and foreign Tax laws, laws applicable to employee benefits and other Laws.

(n) Seller has complied with all federal, state, and local legal requirements with respect to the treatment of employees during the COVID-19 pandemic. Seller has not implemented any salary reductions, laid off any employees, or taken any other cost-reducing measure as a result of the COVID-19 pandemic.

(o) The Seller has not effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act or any similar Laws) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller or any of its Subsidiaries.

(p) Seller has provided to Buyer true, correct and complete copies of each of the following: (i) all forms of offer letters; employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisors and independent contractors; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and Seller that are currently in effect; (ii) the most current management organization chart(s); and (iii) all agreements and/or insurance binders, which insurance binders shall provide a complete and correct summary of the underlying insurance policies, providing for the indemnification of any officers or directors of Seller.

(q) As of the date hereof and except as provided in this Agreement, Seller has not, and to the Knowledge of Seller, no other Person has, (i) entered into any Contract that obligates or purports to obligate Seller or Buyer to make an offer of employment to any present or former employee, advisor, independent contractor or consultant of Seller and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee, advisor, independent contractor or consultant of Seller of any terms or conditions of employment with Buyer following the Closing.

(r) Seller has not established or maintained any Seller Plan, or is required to maintain or contribute to any Seller Plan by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States.

(s) No Specified Employee (a) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding of any felony or other serious crime that is reasonably expected to impact the Business or (b) is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the SEC or any self-regulatory organization.

(t) To the Knowledge of Seller, no employee of the Seller intends to resign employment prior to the Closing Date, and Seller does not intend to terminate any of Seller’s employees prior to Closing Date.

(u) Seller has made available to Buyer accurate and complete copies of all employee manuals and handbooks, all policies and guidelines of the Seller with regard to engagement terms and procedures and other material documents relating to the engagement of the employees and contractors of the Seller. The Seller has not made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Seller with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise.

2.16. Tax Matters.

(a) Seller has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects. Seller has paid all Taxes due and payable by it (whether or not shown due on any Tax Return).

(b) Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with the Assets and the Business and have, within the time and in the manner prescribed by applicable Laws, withheld and paid over to the proper Governmental Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other third party with respect to the Assets or the Business. There are no Liens, other than Permitted Liens, with respect to Taxes upon the Assets.

(c) Seller is not a party to or bound by any Contract to allocate, share or indemnify another party for Taxes (other than any Contract entered into in the ordinary course of business, the principal subject matter of which is not Taxes).

(d) No Governmental Authority is conducting or, to the Knowledge of Seller, proposing to conduct an audit or administrative or judicial proceeding with respect to Taxes or any Tax Returns of Seller. No extension or waiver of the statute of limitations with respect to Taxes or any Tax Return has been granted by Seller, which remains in effect. All Tax deficiencies which have been proposed, asserted or assessed against Seller have been fully paid or finally settled. Seller has not received a written notice of a claim by any Governmental Authority in any jurisdiction where Seller does not file Tax Returns that Seller is subject to taxation.

(e) No closing agreement is currently in force pursuant to Section 7121 of the Code (or any similar provision of Law) and Seller has not obtained any ruling from any Governmental Authority with respect to any Tax which will have any effect after the Closing.

(f) Seller has never been included in an affiliated group (as defined in Section 1504 of the Code) or any analogous or similar group under state, local or foreign Law (other than a group the common parent of which is the Seller). Seller has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract.

(g) Seller has not distributed stock of another Person, and Seller has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code in the last two years or as part of a plan (or series of related transactions) that includes the Contemplated Transactions.

(h) Seller has not participated in a listed transaction for purposes of Section 6707A(c)(2) of the Code or any analogous or similar state, local or foreign Law.

(i) Seller has not agreed, nor is it required, to make any adjustment to taxable income in any period after the Closing under Section 481(a) of the Code (or any similar provision of law) by reason of a change in accounting method or otherwise that will affect the Liability of Seller or Buyer for Taxes in any taxable period (or portion thereof) after the Closing Date. Neither Seller nor Buyer will be required to include any item of income in, or exclude any item or deduction from, taxable income for a taxable period or portion thereof ending after the Closing Date as a result of (i) an installment sale or open transaction by Seller occurring prior to the Closing; (ii) a prepaid amount received by Seller on or before the Closing; or (iii) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law, executed by Seller prior to the Closing.

(j) None of the Assets are treated as equity issued by a Person for any Tax purpose.

(k) Seller has delivered or otherwise made available to Buyer true and complete copies of all material Tax Returns with respect to the Assets and the Business for all Tax periods beginning on or after January 1, 2017. Seller has delivered or otherwise made available to Buyer true and complete copies of any examination reports with respect to the Assets and the Business received by Seller, and statements of deficiencies with respect to the Assets and the Business assessed against or agreed to by Seller, since January 1, 2017.

(l) To the Knowledge of Seller, there is no fact or circumstance that would be reasonably likely to prevent the Contemplated Transactions and Dissolution from together qualifying as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and neither the Seller nor any of its Affiliates (i) has taken, has agreed to take, or, to the Knowledge of Seller, after the Closing Date, will take, any action that would be reasonably likely to prevent the Contemplated Transactions and Dissolution from qualifying as a “reorganization” within the meaning of Section 368(a)(1) of the Code or (ii) has omitted, has agreed to omit, or, to the Knowledge of the Seller, after the Closing Date, will omit to take, any action reasonably necessary to cause the Contemplated Transactions and Dissolution to together qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code.

2.17. Insurance. Seller maintains the general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance with respect to the Business listed in Section 2.17 of the Seller Disclosure Schedule, which insurance is in, and at all times within the past five (5) years has been in, full force and effect and, to the Knowledge of Seller, comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry. Seller has not received any written notice of increase in premiums with respect to, or cancellation or non-renewal of, any of its insurance policies with respect to the Business, except for general increases in rates to which similarly situated companies are subject. Seller has timely filed all claims for which it is seeking payment or other coverage under any of its insurance policies with respect to the Business. Seller has not made any claim against an insurance policy as to which the insurer is denying (or has denied) coverage or defending the claim under a reservation of rights. In the past five (5) years, Seller has not made any material claim under any insurance policy. Seller is not in default in any material respect under any insurance policy maintained by it with respect to the Business.

2.18. Customers and Suppliers.

(a) Except as set forth on Section 2.18(a) of the Seller Disclosure Schedule:

(i) Seller does not have any outstanding material disputes concerning the Business with any customer. No Top Customer has terminated, cancelled, or materially modified, or has, to the Knowledge of Seller, threatened to terminate, cancel or materially modify or expressed any material dissatisfaction with, its business relationship with the Business. To the Knowledge of Seller, no Top Customer is expected to cease to contract with the Business or substantially reduce its business with the Business as a result of the Contemplated Transactions.

(ii) Seller does not have any outstanding material disputes concerning products and/or services provided to the Business by any supplier or vendor, and there is no material dissatisfaction on the part of Seller with respect to any supplier or vendor. No Top Supplier has terminated, cancelled or materially modified, or, to Knowledge of Seller, threatened to terminate, cancel or materially modify or expressed any material dissatisfaction with, its business relationship with the Business. To Knowledge of Seller, no Top Supplier might, as a result of the Closing or otherwise, cease to contract with or supply to the Business or might substantially reduce its business with the Business. Seller has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business as presently conducted and, to the Knowledge of Seller, there is no reason why Seller would not continue to have such access on commercially reasonable terms.

(b) Section 2.18(b) of the Seller Disclosure Schedule includes a complete and accurate list of all Existing Customers.

2.19. Product Liability. There are no pending, or to the Knowledge of Seller, threatened, product liability, warranty or similar claims against Seller or any of its Affiliates for products or services offered by the Business that are defective or fail to meet any product or service warranty. Neither Seller nor any of its Affiliates has received any notice or order from or by any Governmental Authority that any Seller Product is defective or unsafe or fails to meet any or service warranty or any standards promulgated by any Governmental Authority. None of Seller Products have been subject to recall. All Seller Products comply in all material respects with all applicable specifications, industry and trade association standards and legal standards applicable to Seller Products, including manufacturing, labeling and safety Laws.

2.20. No Brokers. Except as set forth in Section 2.20 of the Seller Disclosure Schedule, none of Seller or any of its respective Affiliates or any of their respective directors, officers, employees or agents, has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

2.21. Solvency; No Fraudulent Conveyance.

(a) No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller (other than as a creditor) or any of the Assets are pending or are being contemplated by Seller, or are being threatened in writing against Seller by any other Person, and Seller has not made any assignment for the benefit of creditors or taken any action that would ordinarily result in the institution of such insolvency proceedings.

(b) Immediately after giving effect to the consummation of the Contemplated Transactions, (a) Seller will be able to pay the Retained Liabilities as they become due; (b) the value of the remaining assets of Seller (calculated at fair market value) will exceed the Retained Liabilities; and (c) taking into account all pending and threatened in writing litigation to the Knowledge of Seller, final judgments against Seller in Litigations for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.

2.22. Restrictions on Business Activity. There is no Contract to which Seller or any of its Affiliates is a party or any judgment, injunction, order or decree binding upon Seller or any of its Affiliates which has or would reasonably be expected to have, whether before or after the consummation of the Contemplated Transactions, the effect of prohibiting or impairing any current or presently proposed business practice of the Business, any acquisition of property by the Business or the conduct of the Business or limiting the freedom of the Business to (a) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to Seller Products or the Business IP, or to make use of any Business IP, including any grants by the Business of exclusive rights or licenses or (b) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.

2.23. Securities Act; Accredited Investor. Seller understands that the Buyer Shares are being issued to Seller pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and an exemption from qualification under applicable state securities laws. Seller shall comply with all applicable provisions of and rules under the Securities Act and applicable state securities laws in connection with the offering and issuance of Buyer Shares pursuant to this Agreement. Such Buyer Shares will be “restricted securities” under the United States federal and state securities laws and cannot be offered or resold except pursuant to registration under the Securities Act and applicable state securities laws or an available exemption from registration. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale and the holding period for the shares of Buyer Stock. Seller is acquiring the shares of Buyer Stock for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act, and is not holding all or any portion of the shares of Buyer Stock for any other person, other than distributions as contemplated by this Agreement and in compliance with all securities laws. Seller represents and warrants to Buyer that it and each Person entitled to vote on the Contemplated Transactions is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, and has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Buyer Stock and to protect its own interest in connection with such investment.

2.24. CFIUS Compliance. Seller does not engage in (a) the design, fabrication, development, testing, production or manufacture of “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) ownership, operation, maintenance, supply, or servicing of “covered investment critical infrastructure” within the meaning of the DPA; or (c) maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. Seller has no current intention of engaging in such activities in the future.

2.25. Sanctions. Neither Seller, any of its directors, officers, or employees or, to the Knowledge of Seller, agents (i) is or has been a sanctioned person; (ii) has while acting on behalf of Seller transacted business with or for the benefit of any sanctioned person in a sanctioned country or territory, or has otherwise violated applicable sanctions, including without limitation those sanctions arising out of or in connection with the conflicts between the Russian Federation and Ukraine; or (iii) has violated any applicable laws or regulations related to trade and economic sanctions and export controls while acting on behalf of Seller.

2.26. No Other Representations or Warranties. Except for the representations and warranties contained in Article II hereof (as modified by the Seller Disclosure Schedule) and the Ancillary Documents, neither Seller nor any other Person makes any other express or implied representation or warranty with respect to the Business, the Assets or the Assumed Liabilities, and Seller disclaims any other representations or warranties, whether made by Seller or any of its Affiliates or Representatives. Except for the representations and warranties contained in Article II hereof (as modified by the Seller Disclosure Schedule), Seller hereby disclaims all liability and responsibility for any representation, warranty, statement or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or their respective Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by Seller or any of its Representatives). Seller makes no representations or warranties to Buyer regarding any projection or forecast regarding future results or activities or the probable success or profitability of the Business.

ARTICLE III

Representations and Warranties of Buyer

Except as otherwise disclosed or identified in the all forms, reports and other documents required to be filed or furnished by Buyer with the SEC under the Securities Act or the Exchange Act prior to the date hereof and after July 1, 2021 (the “Buyer SEC Documents”) (other than any risk factors or forward-looking disclosures contained in the “Forward Looking Statements” or “Risk Factors” or similar sections of the Buyer SEC Documents or other statements that are similarly nonspecific or predictive, cautionary, or forward-looking) (provided that nothing disclosed in the Buyer SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.2, clause (i) of Section 3.3 or Section 3.12), Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

3.1. Organization and Power. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Nevada and has full corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Buyer has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted.

3.2. Authorization; Enforceability. The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Documents constitute, or when executed and delivered will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or affecting the rights of creditors generally.

3.3. No Violation. The execution, delivery and performance of this Agreement and the Ancillary Documents executed or to be executed by Buyer pursuant to this Agreement, and the consummation of the Contemplated Transactions will not (i) conflict with or violate any provision of the certification of incorporation or bylaws of Buyer, or (ii) conflict with or violate in any material respect any provision of any Law applicable to Buyer or by which Buyer or its properties are bound or affected, except in the case of clause (ii) where such conflict or violation would not reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate to Contemplated Transactions or perform its obligations under this Agreement or the Ancillary Documents.

3.4. Governmental Authorizations and Consents. No Consents are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which it is a party, other than any such Consents as have been previously obtained or which would, if not made or obtained by Buyer, would not reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate to Contemplated Transactions or perform its obligations under this Agreement or the Ancillary Documents.

3.5. Capitalization. As June 10, 2022, the authorized capital stock of Buyer consists of 1,200,000,000 shares, of which (a) 1,000,000,000 shares are designated as Common Stock, of which 297,094,784 shares are issued and outstanding (assuming the exchange in full of all issued and outstanding exchangeable shares in Metamaterial Exchangeco Inc.), (b) 200,000,000 shares are designated as preferred stock, of which 169,923,363 shares are issued and outstanding as Series A Preferred Stock and of which one share is issued and outstanding as Series B Preferred Stock.

3.6. SEC Reports and Financial Statements(a) . Buyer has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it under the Exchange Act with the SEC since July 1, 2021 (together with any amendments, restatements or supplements thereto, collectively, the “Buyer SEC Reports”). The Buyer SEC Reports (i) complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder at the time they were filed (or if amended or superseded by a filing or other public disclosure prior to the date hereof, then on the date of such filing or other public disclosure) and (ii) did not as of the time they were filed (or if amended or superseded by a filing or other public disclosure prior to the date hereof, then on the date of such filing or other public disclosure) contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements included or incorporated by reference into the Buyer SEC Reports (including the notes thereto) complied as to form in all material respects with the published rules and regulations of the SEC as of their respective dates and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto and except with respect to unaudited interim consolidated statements as permitted by Form 10-Q) and present fairly (subject, in the case of the unaudited interim consolidated financial statements included therein, to normal year-end adjustments) in all material respects the financial condition of Buyer as of such dates and the results of operations, stockholders’ equity, and cash flows of Buyer for such periods.

3.7. Litigation. There have not been since July 1, 2021 any claims, actions, suits, audits, inquiries, proceedings, arbitrations, or governmental investigations (“Litigation”) pending, or, to the Knowledge of Buyer, threatened, against Buyer, or to the Knowledge of Buyer, pending or threatened against or with respect to Buyer’s business or personnel (in their capacities as such), before any court or Governmental Authority that challenges, or that would be likely to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

3.8. Compliance with Laws. Buyer is in material compliance with all applicable Laws in connection with the operation of its business, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect with respect to Buyer.

3.9. Financing. Buyer has and will have at Closing, sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to pay all amount contemplated to be paid by the terms of this Agreement.

3.10. Nasdaq Compliance. Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

3.11. Issuance of Shares. Immediately prior to the Closing, the shares of Buyer Stock to be issued pursuant to this Agreement will be available for issuance. The shares of Buyer Stock issuable hereunder, when issued by Buyer in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Seller and the Seller Securityholders herein and in the other Ancillary Documents, will be validly issued, fully paid and nonassessable, free and clear of any Liens, other than restrictions on transfer under this Agreement and the other Ancillary Documents, any stock restriction agreement entered into between Buyer and such recipient, the certificate of incorporation of Buyer, the bylaws of Buyer and under applicable Law will be approved for listed on Nasdaq, or such national securities exchange on which the same securities, including as to class and series, issued by Buyer are then listed, and, subject to the accuracy of Section 2.23, the issuance of such shares of Buyer Stock will be exempt from the registration requirements of the Securities Act.

3.12. Absence of Certain Changes. Since the last day of Buyer’s last completed fiscal year, there has been no change in the business or financial condition of the Buyer, except (i) as set forth in the Buyer SEC Reports or other public disclosure, or (ii) such other changes in the ordinary course of business that, when taken individually or together with all other adverse changes or effects, are or are reasonably likely to have a material adverse effect on the business, results of operations, financial condition or prospects of Buyer and its Subsidiaries, taken as a whole.

3.13. No Reliance on Other Representations and Warranties. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon the representations and warranties of Seller set forth in Article II (and acknowledges that such representations and warranties are the only representations and warranties made by Seller) and the Ancillary Documents and has not relied upon any other information provided by, for or on behalf of Seller or its Affiliates to Buyer in connection with the transactions contemplated by this Agreement. Buyer has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Business. Buyer acknowledges that no current or former Representative of Seller (or any of its

Affiliates) has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied. BUYER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, BUYER SHALL ACQUIRE THE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, AS TO MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN ARTICLE II.

ARTICLE IV

Covenants.

4.1. Conduct of the Business. During the Pre-Closing Period, except to the extent that Buyer shall otherwise consent in writing, Seller shall conduct the Business in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, pay or perform all obligations of the Business when due, and use commercially reasonable efforts to (i) keep available the services of the employees of the Business, (ii) maintain the Assets in good operating condition and repair or restore such assets as necessary for the operation of the Business in the ordinary course of business, and (iii) preserve the relationships of the Business with customers, suppliers and others having business dealings with them, all with the goal of preserving unimpaired the goodwill of the Business.

4.2. Restrictions on Seller Activities. During the Pre-Closing Period, except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.2 of the Seller Disclosure Schedule, Seller shall not, without the prior written consent of Buyer:

(a) cause or permit any modifications, amendments, or changes to any of the Seller Organizational Documents that would delay or impede the consummation of the Contemplated Transactions.

(b) (i) sell, divest, exclusively license or assign to any Person, or enter into any agreement to sell, divest, exclusively license or assign to any Person, any Business IP; (ii) buy or license any Technology of any third party pursuant to a Contract that would be required to be disclosed in Section 2.11(b)(1) of the Seller Disclosure Schedule if in effect as of the date hereof; (iii) license any Seller Products or Technology to third parties other than customer agreements that are entered into in the ordinary course of business consistent with past practice; or (iv) amend, modify or extend any agreement for the license, sale or other distribution of Seller Products or Technology (other than amendments, extensions or modifications that are entered into in the ordinary course of business consistent with past practice and which do not change pricing under such agreements);

(c) other than in the ordinary course of business consistent with past practice, assign, transfer, lease, sell, hypothecate, pledge or subject to any Lien not in existence as of the date hereof (other than any Permitted Liens and any Liens that would be removed prior to the Closing) any Asset (or an asset, property or right that would constitute an Asset if held by Seller on the Closing Date);

(d) permit any Business IP to lapse or enter into the public domain;

(e) enter into, terminate, or materially extend, amend, modify, or waive any right with respect to any Material Contract except for purchase orders or sales orders entered in the ordinary course of business consistent with past practice;

(f) settle any Litigation relating to the Assets or the Business, except for cash-only settlements made in the ordinary course of business consistent with past practice which would constitute Retained Liabilities;

(g) compromise, settle or waive any material claims or rights of the Business, other than (A) in the ordinary course of business consistent with past practices or (B) with respect to such rights or claims which would have constituted Excluded Assets;

(h) commence any Litigation relating to the Business, the Assets other than (A) for the routine collection of amounts owed or (B) in such cases where the failure to commence litigation could have a Business Material Adverse Effect, provided that Seller consults with Buyer prior to filing such litigation;

(i) modify the salary, bonus or other compensation or benefits payable to any Personnel, or accelerate the vesting or payment or provisions thereof or agree to increase or accelerate the vesting or payment or provision thereof, whether pursuant to an Seller Plan or otherwise, other than as required by Law or a Contract or by any plans, programs or agreements existing on the date hereof as disclosed in Section 2.15(a) of the Seller Disclosure Schedule;

(j) pay or make, or agree to pay or make, any accrual or other arrangement for, or take, or agree to take, any action to fund or secure payment of, any severance, pension, indemnification, retirement allowance, or other benefit for the benefit of any Personnel (or any beneficiary or dependent thereof);

(k) terminate the employment or other service relationship, change the title, office, or position, materially reduce the responsibilities of, or take any other action that may reasonably constitute “good reason” or “constructive dismissal” under any employment or service agreement of, any Personnel;

(l) transfer any Personnel from working within the Business, or induce any Personnel to resign his/her employment or other service in the Business, or agree to transfer any Personnel from the Business, or employ, engage, or transfer any person who is not a Personnel as of the date hereof to work in or for the Business;

(m) announce, implement, or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment or service of any Personnel;

(n) enter into any Contract in respect of any Personnel;

(o) modify practices with respect to the collection of accounts receivable or the payment of accounts payable;

(p) acquire any asset that would be an Asset except in the ordinary course of business consistent with past practice;

(q) fail to pay when due any material obligation related to the Business;

(r) incur or assume any liabilities or obligations that would constitute an Assumed Liability, other than in the ordinary course of business consistent with past practice;

(s) send any written communications (including electronic communications) to employees of the Business regarding this Agreement or the Contemplated Transactions or make any representations or issue any communications to employees of the Business that are inconsistent with this Agreement or the Contemplated Transactions, including any representations regarding offers of employment or other service from Buyer;

(t) (i) other than in the ordinary course of business consistent with past practice, defer payment of any accounts payable, commissions, or other Liabilities, (ii) provide for a reduction in fees or other amounts due to Seller relating to the Business after the Closing, (iii) give any discount, credits, accommodation or other concession, or otherwise take action that would reasonably be expected to accelerate or induce the collection, of any receivable or otherwise increase the cash or cash equivalents or other current assets of Seller, including any sales of a Seller Product (A) with payment terms longer than terms customarily offered for such Seller Product in the ordinary course of business consistent with past practice, (B) at a greater discount from listed prices or with more credits or other monetary incentives than customarily offered for such Seller Product, other than pursuant to a promotion of a nature previously used in the ordinary course of business consistent with past practice for such Seller Product, (C) at a price that does not give effect to any general increase in the list price for such Seller Product publicly announced prior to the Closing Date, (D) in a quantity or volume greater than the reasonable resale requirement of the particular customer, distributor or reseller, (E) in conjunction with other material benefits to the customer, distributor or reseller not previously offered in the ordinary course of business consistent with past practice to such customer, or (F) accelerating the timing of any new releases for Seller Products, or (iv) take any other action or omit to take any action with the primary intention of increasing the Purchase Price or any portion thereof;

(u) take or fail to take any action that would result in the representations and warranties set forth in Section 2.15(m) being untrue or incorrect in any material respect, or otherwise take any action in response to COVID-19, except as may be expressly required by applicable Law;

(v) with respect to the Business or the Assets, enter into any Contract with, or effect any transaction with, any Related Party or amend, modify, or otherwise alter any Contract with any Related Party; or

(w) take, commit, or agree in writing or otherwise to take, any of the actions described clause (a) through (v) of this Section 4.2, or any other action that would (i) prevent Seller from performing, or cause Seller not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

4.3. Termination of Discussions. Seller shall, and shall cause its Representatives to, immediately terminate and cease and suspend any existing communication, activities, discussions or negotiations (including termination of access to the Virtual Data Room) with any Person (other than Buyer or its Representatives) regarding (i) the acquisition of, or any proposal for the acquisition of, the Business, any Assets (excluding sales of inventory and grants of non-exclusive licenses of Seller Products and Technology in the ordinary course of business consistent with past practice), whether directly or indirectly, by operation of Law or otherwise, or any public offering, merger, tender offer, consolidation, or other business combination involving, directly or indirectly, Seller or any of its Affiliates, (ii) any debt or equity investment in connection with the Business, the Assets, or (iii) any joint venture or other strategic transaction with or involving the Business, the Assets (each of the transactions described in the preceding clauses (i), (ii) and (iii) being referred to herein as an “Alternative Transaction”).

4.4. No Solicitation. Seller shall not, and shall cause its Representatives not to, directly or indirectly, at any time during the Pre-Closing Period:

(a) initiate contact with, solicit, seek, encourage, promote, or support any inquiry from any Person or entity (other than Buyer and its Representatives) in connection with an Alternative Transaction;

(b) disclose any information concerning Seller or any of its Affiliates or its or their assets, businesses, operations, or capitalization to any Person or entity (other than Buyer and its Representatives) in connection with an Alternative Transaction;

(c) afford any access to the personnel, offices, facilities, properties, and books and records of Seller or any of its Affiliates to any Person or entity (other than Buyer and its Representatives) in connection with an Alternative Transaction; or

(d) enter into any discussion, negotiation, letter of intent, indication of interest, term sheet, agreement or other contract, arrangement or understanding (written or oral) with, any Person or entity (other than Buyer and its Representatives) in connection with an Alternative Transaction.

4.5. Notice of Alternative Transaction Proposals. In the event that Seller or any of its Representatives shall receive, prior to the Closing Date or the termination of this Agreement in accordance with Section 6.1, any offer, proposal, inquiry, or other communication related to or that could reasonably be expected to lead to an Alternative Transaction (each, a “Solicitation”), Seller shall promptly (and in any event within forty-eight (48) hours) notify Buyer of the existence and terms and conditions of the Solicitation and other communications in connection therewith, which notice shall exclude the identity of the Person making the Solicitation.

4.6. Governmental Approvals.

(a) In furtherance and not in limitation of the terms of Section 4.8 the Buyer and Seller shall promptly execute and file, or join in the execution and filing of, the applications, notifications or other documents that are necessary to obtain the authorizations, approvals or consents set forth on Section 4.6(a) of the Seller Disclosure Schedule in connection with the consummation of the Contemplated Transactions. Buyer and Seller shall each use its reasonable best efforts to obtain all such authorizations, approvals, and consents. To the extent permitted by applicable Laws, Buyer and Seller shall promptly inform the other of any material communication between Buyer or Seller (as applicable) and any Governmental Authority regarding the Contemplated Transactions. If Buyer or Seller or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the Contemplated Transactions, then Buyer or Seller (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Buyer and Seller shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, it is expressly understood and agreed that Buyer shall not have any obligation to litigate any administrative or judicial action or proceeding that may be brought in connection with the Contemplated Transactions, and neither Buyer nor any Affiliate of Buyer shall be required to agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of shares of capital stock or of any business, assets or property of Buyer or any of its Affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

(c) Buyer shall, in consultation with Seller, and subject to Section 4.6(b), determine strategy, lead all proceedings, and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Authority as contemplated hereby, and Seller will take such actions as reasonably requested by Buyer in connection with obtaining such consents, approvals or waivers. Notwithstanding Buyer’s rights to lead all proceedings as provided in the prior sentence, Buyer shall not require Seller to, and Seller shall not be required to, take any action with respect to any applicable antitrust or anti-competition Law which would bind Seller irrespective of whether any Closing occurs.

4.7. Third Party Contracts.

(a) Contacts with Customers and Suppliers. In contemplation of the Closing, Seller shall permit Buyer to discuss and meet with any customer, distributor, supplier, and other commercial counterparty of the Business as reasonably requested by Buyer and shall reasonably cooperate in facilitating such discussions and meetings. A representative of Seller shall have the right, but not the obligation, to accompany Buyer’s Representatives to such meetings and shall be permitted to participate with Buyer’s Representatives in any such discussions. In addition, Buyer and Seller will prepare a communications plan for customers, distributors, suppliers, and other commercial counterparties of the Business in connection with or pertaining to this Agreement or the Ancillary Documents and the Contemplated Transactions and to facilitate the transition of the Business to Buyer, including the preparation of letters to customers, distributors, suppliers, and other commercial counterparties of the Business to notify them of the Contemplated Transactions and provide information regarding the transition of the Business to Buyer.

(b) Notices and Consents. Seller shall use commercially reasonable efforts to obtain all necessary consents, waivers, and approvals of any third parties to any Assumed Contract as are required thereunder in connection with the Contemplated Transactions in order for such Contract to remain in full force and effect following the Contemplated Transactions. Such consents, modifications, waivers, and approvals shall be in a form acceptable to Buyer (acting reasonably). In the event that any of the Contemplated Transactions do not close for any reason, none of Buyer, its Affiliates, or any of their respective Representatives shall have any liability to Seller or any other Person for any costs, claims, liabilities, or damages resulting from Seller seeking to obtain such consents, modifications, waivers, and approvals.

4.8. Efforts to Close. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Contemplated Transactions as promptly as practicable, including by using reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Contemplated Transactions set forth in Section 1.5(b), to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate the Contemplated Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

4.9. Certain Tax Matters.

(a) Tax Return Preparation. Buyer shall file Tax Returns relating solely to the Assets or the Business for any Straddle Period within the time period prescribed by law. Such Tax Returns shall be prepared consistently with the past practices of Seller, except to the extent required by Law. To the extent Buyer pays Straddle Period Taxes that are the obligation of Seller hereunder, the Buyer shall provide Seller with notice of payment, and within ten (10) days of receipt of such notice of payment, Seller shall reimburse Buyer for Seller’s share of such Straddle Period Taxes. A reasonable time prior to the due date of any such Tax Return (taking into account extensions of time to file), Buyer shall submit a draft of such Tax Return to Seller for Seller’s review and comment, and Buyer shall consider any comments provided by Seller in good faith. With respect to the preparation of Tax Returns, Buyer and Seller agree that, for the avoidance of doubt, all Tax deductions attributable to Seller Transaction Expenses will be allocated to a taxable period (or portion thereof) ending on or before the Closing Date to the extent “more likely than not” permitted by Law.

(b) Transfer Taxes. Any Transfer Taxes shall be borne 50% by Seller and 50% by Buyer. The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and pay any Tax required to be paid in connection therewith. The other party will reimburse the filing party 50% of the amount of such Taxes and, if required by applicable Law, will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(c) Tax Treatment. The parties intend that the Contemplated Transactions and the Dissolution will together qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1) of the Code and hereby adopt this Agreement as a “plan of reorganization” with the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a). Notwithstanding anything set forth elsewhere in this Agreement, Buyer makes no representations or warranties to the Seller or any other Person regarding the Tax treatment of the Contemplated Transactions or the Dissolution, or any of the Tax consequences of this Agreement or the transactions contemplated hereby to the Seller or any other Person. Seller acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement and the transactions contemplated hereby.

(d) Cooperation. The parties hereto shall cooperate in good faith, as and to the extent reasonably requested, at the requesting party’s cost and expense, in connection with the filing of any Tax Returns with respect to the Assets and the Business and any pending or threatened audits, proceedings, examinations or assessments with respect thereto. Such cooperation shall include the retention and (upon the relevant party’s request) the provision of records and information in such party’s possession that are reasonably relevant to any such audit or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) Tax Contests. With respect to any such Tax Contest relating to a period (or portion thereof) ending on or prior to the Closing Date, Buyer shall have the sole right to control such Tax Contest; provided that (i) Buyer shall keep Seller reasonably and timely informed with respect to the commencement, status and nature of such Tax Contest, (ii) Seller may at its own expense participate in the Tax Contest, (iii) Buyer shall consider any reasonable comments proposed by Seller that are related to the defense of such Tax Contest, and (iv) Buyer shall not, without Seller’s written consent (not to be unreasonably withheld, conditioned or delayed), settle, compromise or dispose of such Tax Contest, to the extent that such settlement, compromise or disposition could impact the existence or amount of Seller’s indemnification obligations hereunder.

(f) Refunds and Credits. Any refunds and credits in lieu of refunds (including any refunded interest) of Taxes paid by Seller that are attributable to any taxable period (or portion thereof) ending on or before the Closing Date but actually received or utilized by Buyer or Buyer Group after the Closing Date shall be for the account of the Seller (net of any expenses incurred in obtaining such refunds or credits, other than refunds or credits arising from any tax attribute or tax asset of the Buyer or Buyer Group). Any such refunds or credits actually received or utilized by a Buyer or Buyer Group that are for the account of the Seller pursuant to the preceding sentence shall be promptly paid to Seller, net of any Taxes incurred or required to be withheld with respect thereto.

(g) Seller Consent. Buyer shall not, and Buyer shall cause Buyer Group not to, (i) make or change any Tax election (including an election pursuant to Treasury Regulation Section 301.7701-3) or accounting method or practice with respect to any of the Assets or the Business that has retroactive effect to any Tax period of Seller ending on or prior to the Closing Date, or (ii) file any amended Tax Return with respect to Tax Returns of the Business or the Assets for any Tax period ending on or prior to the Closing Date.

4.10. Confidentiality. Following the Closing, Seller shall, and shall cause its Affiliates and Seller’s and its Affiliates’ respective officers, directors, employees and agents (collectively, “Seller Affiliates”) to, (a) maintain the confidentiality of, (b) not use, and (c) not divulge to any Person, any confidential, non-public or proprietary information of Seller or otherwise relating to the Business, except with the prior written consent of Buyer, or as may be required by Law. If

Seller or any Seller Affiliate shall be required by Law to divulge any such information, Seller or such Seller Affiliate shall provide Buyer with prompt written notice of each request so that Buyer may seek an appropriate protective order or other appropriate remedy, and Seller or such Seller Affiliate shall cooperate with Buyer to obtain a protective order or other remedy; provided that, in the event that a protective order or other remedy is not obtained, Seller or such Seller Affiliate shall furnish only that portion of such information which, in the opinion of its counsel, Seller or such Seller Affiliate is legally compelled to disclose and shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.

4.11. Mail; Payments.

(a) Seller authorizes and empowers Buyer on and after the Closing Date to receive and open all mail and other communications received by Buyer relating to the Business and to deal with the contents of such communications in good faith and in a proper manner. Seller shall promptly deliver to Buyer any mail or other communication received by Seller after the Closing Date pertaining to the Business.

(b) Seller shall promptly pay or deliver to Buyer any monies or checks relating to the Business which have been sent after the Closing Date to Seller and which should have been sent to Buyer.

4.12. Public Announcements. Seller shall not, and shall cause its Affiliates not to, disclose the existence or contents of this Agreement or any Ancillary Documents or any of the terms, conditions or facts relating to the Contemplated Transactions, to any third party (other than their respective Representatives) or make any public statement concerning the Contemplated Transactions, in each case without the prior written consent of Buyer. Buyer may issue a press release, and may make sure other public announcements and disclosures relating to this Agreement and the Contemplated Transactions as it determines are required under applicable securities Laws or regulatory or stock exchange rules or as it deems otherwise appropriate; provided that Buyer shall consult with Seller prior to issuing any such press release or other public disclosure and shall consider any reasonable comments of Seller in good faith.

4.13. Securities Laws; Legends.

(a) Each of the parties hereto shall use commercially reasonable efforts to cause the issuance of all shares of Buyer Stock contemplated by this Agreement in connection with the Contemplated Transactions to validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue sky” laws.

(b) The shares of Buyer Stock constitute “restricted securities” under the Securities Act and may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall be subject to compliance with applicable state securities Laws. Every Seller Securityholder who receives Buyer Shares and every transferee or assignee of any Buyer Shares from Seller or any Seller Securityholder shall be bound by and subject to the terms and conditions of this Section 4.13, and Buyer may require, as a condition precedent to the assignment or Transfer of any Buyer Shares, that any transferee or assignee must enter into an agreement with Buyer, whereby such transferee or assignee agrees in writing to be bound by, and subject to, all the terms and conditions of this Section 4.13. To ensure compliance with the restrictions imposed by this Agreement, Buyer may issue appropriate “stop-transfer” instructions to its transfer agent. Buyer shall not be required (i) to transfer on its books any Buyer Shares that have been Transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Buyer Shares, or to accord the right to vote or pay dividends, to any transferee or assignee to whom such shares have been purportedly so Transferred.

(c) All Buyer Shares issued in connection with this Agreement, or any other securities issued in respect of such shares upon stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear a legend or legends referencing restrictions applicable to such shares under applicable securities Laws and under this Agreement, which legends shall state in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE BUYER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED OR UNDER APPLICABLE STATE SECURITIES LAWS.”

4.14. Restricted Shares; Vesting; Nontransferability.

(a) The Restricted Buyer Shares will be subject to vesting as follows:

(i) two-thirds (2/3rds) of the Restricted Buyer Shares shall be subject to the limitations on Transfer described in this Section 4.14 until the earlier of (A) Buyer’s achievement of at least Five Million Dollars ($5,000,000) in revenue, from any third party source, to the extent resulting from the sale or license of Business IP during the twelve (12) month period immediately following the Closing Date and (B) the date that is twelve (12) months following the Closing Date;

(ii) one-third (1/3rd) of the Restricted Buyer Shares shall be subject to the limitations on Transfer described in this Section 4.14 until the earlier of (A) Buyer’s achievement of at least Ten Million Dollars ($10,000,000) in revenue, from any third party source, to the extent resulting from the sale or license of Business IP during the twenty-four (24) month period immediately following the Closing Date and (B) the date that is twenty-four (24) months following the Closing Date.

(b) Promptly (and in no event more than thirty (30) days) after the date of any portion of the Restricted Buyer Shares become free of restriction in accordance with Section 4.14(a)(i), Buyer shall make or cause its stock transfer agent to make appropriate entry on its stock record books with respect to such vested Restricted Buyer Shares that they are no longer subject to restriction in accordance with the terms hereof.

(c) From the Closing Date until the time they are free of restriction in accordance with the terms of Section 4.14(a)(i), the Restricted Buyer Shares shall be treated by Buyer as issued and outstanding capital stock of Buyer, shall be reflected by Buyer as a book position registered in the name of Seller and Seller will be entitled to exercise voting rights and receive dividends on such Restricted Buyer Shares; provided that following Transfer of Restricted Shares from Seller to the Selling Stockholders in accordance with Section 4.19, the Selling Stockholders will be entitled to exercise voting rights and receive dividends on such Restricted Buyer Shares. Any dividends or distributions made with respect to any unvested Restricted Buyer Shares shall be retained by Buyer and paid to Seller (or the Selling Stockholders, as applicable) when the underlying Restricted Share is released pursuant to this Section 4.14.

(d) No portion of the Restricted Buyer Shares may be Transferred, whether by operation of law or otherwise, nor may any portion of the Restricted Shares be made subject to execution, attachment, or similar process, unless and until, and only to the extent, such portion of the Restricted Buyer Shares have actually become free of restriction in accordance with the terms of this Section 4.14; provided that Seller may Transfer Restricted Shares to Selling Stockholders in accordance with Section 4.19.

(e) To ensure compliance with the restrictions imposed by this Agreement, Buyer may issue appropriate “stop-transfer” instructions to its transfer agent. Buyer shall not be required (i) to transfer on its books any Restricted Buyer Shares that have been Transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Buyer Shares, or to accord the right to vote or receive dividends, to any purchaser or other Transferee to whom such Restricted Buyer Shares have been purportedly so Transferred.

(f) Each book-entry notation representing any Restricted Buyer Shares (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) may bear the following legend (in addition to any other legends required by applicable Law, this Agreement, Buyer’s certificate of incorporation or bylaws or any other agreement to which Seller is a party):

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND RISK OF FORFEITURE FOR THE BENEFIT OF THE ISSUER OF THE SHARES, AS SET FORTH IN AN AGREEMENT BETWEEN THE ORIGINAL HOLDER OF THESE SHARES, THE ISSUER AND CERTAIN OTHER PARTIES THERETO.

(g) Seller acknowledges and agrees that the release of the Restricted Buyer Shares from the restrictions on transfer pursuant to Section 4.14(a) will not affect (i) the restrictions on transfer applicable to the Restricted Shares under applicable Law, the terms of this Agreement, and the terms of Buyer’s securities trading policies or (ii) Buyer’s right to permanently retain Restricted Buyer Shares pursuant to Article 5 hereof.

4.15. Resale Registration Statement.

(a) As promptly as practicable following the Closing, and in any event upon the earlier of (i) the date that is thirty (30) days following Closing Date and (ii) the date that is ten (10) Business Days following the later of the Closing Date and receipt of completed Seller Stockholder Questionnaires representing at least 90% of the Buyer Shares issuable hereunder which Buyer Shares are then held by the Accredited Securityholders, or such other date as Seller and Buyer may mutually agree, Buyer shall prepare and file with the SEC a registration statement on Form S-3 (or if Buyer is not eligible to use Form S-3, any other form that Buyer is eligible to use) of Buyer registering the resale of the shares of Buyer Stock to be issued as consideration hereunder that are either then held by Seller or have been distributed to the Accredited Securityholders by Seller pursuant to the Distribution as provided in Section 4.19 (such shares, the “Registrable Shares,” and such registration statement, the “Resale Registration Statement”). Seller shall use its commercially reasonable efforts to cause to be completed, executed and delivered by the Seller Securityholders who are, or who Seller reasonably believes to be, Accredited Securityholders, the Selling Stockholder Questionnaires in the form attached hereto as Exhibit F (the “Selling Stockholder Questionnaires”), and will provide all such completed Selling Stockholder Questionnaires that it receives back from Seller Securityholders to Buyer. Each Accredited Securityholder who has returned a properly completed Selling Stockholder Questionnaire is referred to herein as a “Selling Stockholder.”

(b) The Resale Registration Statement (or any prospectus or prospectus supplement forming a part of such Resale Registration Statement), as initially filed, shall include the Registrable Shares of all Selling Stockholders for whom Buyer has received completed Selling Stockholder Questionnaires on or before the third (3rd) Business Day prior to the filing thereof. On a date requested by Seller in writing (so long as such date is at least ten (10) Business Days after such request), Buyer shall use its commercially reasonable efforts to file an amendment or supplement, as appropriate, to the Resale Registration Statement (and any prospectus or prospectus supplement forming a part of such Resale Registration Statement) to include the Registrable Shares of any Selling Stockholders who deliver Selling Stockholder Questionnaires on or after such date; provided that Buyer shall only be required to file two such amendments or supplements.

(c) Buyer shall use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable and use commercially reasonable efforts to keep the Resale Registration Statement continuously effective and usable for the resale of the Registrable Shares covered thereby for a period commencing on the date on which the SEC declares the Resale Registration Statement effective or it otherwise becomes automatically effective and ending on the earlier of (i) the date upon which all of the Registrable Shares first become eligible for resale under the Securities Act without restriction thereunder or (ii) the first date upon which all of the Registrable Shares covered by the Resale Registration Statement have been sold pursuant to such Resale Registration Statement or otherwise.

(d) Buyer shall notify each Selling Stockholder promptly upon discovery that, or upon the discovery of the happening of any event as a result of which, the Resale Registration Statement or any supplement to any prospectus forming a part of the Resale Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, use commercially reasonable efforts to supplement or amend such prospectus so that such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading in the light of the circumstances under which they were made. After the Resale Registration

Statement becomes effective, Buyer shall notify each Selling Stockholder of any request by the Securities and Exchange Commission (the “SEC”) that Buyer amend or supplement such Resale Registration Statement or prospectus, and Buyer shall use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith as may be reasonably necessary to keep the Resale Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by the Resale Registration Statement. Buyer shall furnish to each Selling Stockholder such numbers of copies of a prospectus, including a preliminary prospectus, and any supplement to any prospectus, as required by the Securities Act and shall take such other actions (including causing the removal of any restricted legends), as the Selling Stockholders may reasonably request in order to facilitate their disposition of their Registrable Shares, subject to each Selling Stockholder providing any information reasonably requested by Buyer to facilitate such action.

(e) Notwithstanding any of the provisions of this Section 4.15 to the contrary, after the Resale Registration Statement becomes effective, Buyer shall be entitled to postpone the filing of an amendment or supplement to the Resale Registration Statement (and any related prospectus or prospectus supplement pursuant to Section 4.15(b)) or suspend the use of, or trading under, the Resale Registration Statement in accordance with Schedule 4.15(d).

(f) All of the expenses incurred in connection with any registration of Registrable Shares pursuant to this Agreement, including all SEC fees, blue sky registration and filing fees, listing notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of Buyer’s outside counsel and independent accountants of Buyer shall be paid by Buyer. Buyer shall not be responsible for any selling expenses of any Selling Stockholder (including any broker’s fees or commissions) or fees or expenses of outside counsel or independent accountants of Selling Stockholder or, to the extent incurred prior to the Closing, Seller in connection with the Resale Registration Statement.

(g) Buyer agrees to indemnify and hold harmless each Selling Stockholder whose shares are included in the Resale Registration Statement against any losses, claims, damages, expenses or liabilities to which such Selling Stockholder may become subject by reason of any untrue statement of a material fact contained in the Resale Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to Buyer by or on behalf of a Selling Stockholder for use in the Resale Registration Statement. Each Selling Stockholder whose shares are included in the Resale Registration Statement, severally and not jointly, agrees to indemnify and hold harmless Buyer and each of its directors and officers against, and hold Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which Buyer or such directors and officers may become subject by reason of any statement or omission in the Resale Registration Statement made in reliance upon, or in conformity with, information furnished to Buyer by or on behalf of such Selling Stockholder for use in the Resale Registration Statement. Buyer shall have the right to assume the defense and settlement of any claim or suit for which there may be indemnification obligations of Buyer under this Section 4.15(g).

4.16. Change of Name; Filings; Transitional Trademark License.

(a) Immediately following the Closing, (i) Seller shall file an amendment to its certificate of incorporation to change its name to a name not used in or related to the Business and (ii) Seller shall make the filings listed on Section 4.16 of the Seller Disclosure Schedule to reflect such new corporate name.

(b) Except as set forth in Section 4.16, Seller may not use Seller Marks (or any confusingly similar variation or derivation thereof) after the Closing Date, except that Seller may at all times after the Closing Date (i) retain and use, for Seller’s internal business purposes, records and other historical or archived documents containing or referencing Seller Marks; and (ii) use Seller Marks to the extent required by applicable Law.

4.17. Insurance. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause any carriers who have underwritten occurrence-based insurance policies that provide insurance coverage to the Business to continue to make such coverage available to the Business, Buyer and its Affiliates following the Closing for claims arising out of pre-Closing occurrences. Seller shall not, and shall cause its Affiliates not to, release, commute, buy-back or otherwise eliminate the coverage available to the Business, Buyer or its Affiliates under any such insurance policies. Seller acknowledges the right of Buyer for access to the benefit of such insurance for such pre-Closing occurrences. Following the Closing Date, Seller and Buyer shall cooperate with and assist the other in issuing notices of claims under such insurance policies, presenting such claims for payment and collecting insurance proceeds related thereto.

4.18. Misallocated Assets. Following the Closing, in the event that Buyer or Seller discovers that an asset used in the Business is owned by Seller or any of its Affiliates and was not acquired by Buyer by virtue of Buyer’s acquisition of the Assets as contemplated in this Agreement, Seller shall, and shall cause its Affiliates to, assign, transfer and convey such asset to Buyer for no additional consideration, and shall execute such further documents and instruments necessary to give effect to and evidence such assignment, transfer and conveyance.

4.19. Distribution of Closing Cash Payment and Other Cash and Cash Equivalents.

(a) Before Seller distributes any portion of the Purchase Price of Seller to the Seller Securityholders, Seller shall make arrangements to (i) retire all indebtedness of Seller, (ii) pay in full all outstanding capital lease obligations, (iii) repay all known Liabilities including its Liabilities related to Excluded Assets, and (iv) establish adequate reserves for all contingent, conditional or unmatured Liabilities and for Litigation that has not been made known to Seller or that has not arisen, but is reasonably likely to become known or to arise after the Closing (including after the dissolution, liquidation or winding-up of Seller).

(b) As promptly as practicable following the Closing and compliance with Section 4.19(a), Seller may distribute the remaining portion of the Purchase Price to the Seller Securityholders in accordance with the allocation set forth on Schedule 4.19 (such distribution, the “Distribution”); provided that Seller shall not make any distribution of any portion of the Purchase Price, including the Restricted Shares, to a Seller Securityholder unless and until such Seller Securityholder has executed a joinder agreement in substantially the form attached hereto as

Exhibit A (a “Joinder Agreement”). Seller shall make the Distribution in compliance with the terms of the Seller Organizational Documents and applicable securities Laws and Seller shall take all actions necessary or desirable to make such Distribution. Seller agrees to keep Buyer reasonably informed, on a reasonably current basis, of the status of its efforts to effect the Distribution and shall provide any information reasonably requested by Buyer relating to such Distribution. Upon the completion of the Distribution, Seller shall provide prompt written notice to Buyer thereof and shall promptly provide a spreadsheet that sets forth the number of shares of Buyer Stock and amount of cash distributed to each Seller Securityholder.

4.20. Satisfaction of Outstanding Liabilities; Dissolution of Seller.

(a) Seller agrees that it will use its reasonable best efforts to, as promptly as practicable following the Closing Date, satisfy in full, to the maximum extent possible, its outstanding Liabilities.

(b) Following the Closing Date, Seller shall not incur any Liabilities related to the Assets, other than Liabilities for reasonable, out of pocket fees and expenses related to maintaining the entity during the wind down process prior to Seller’s dissolution under and in accordance with all applicable Laws (the “Dissolution”), including for purposes of collecting all amounts due, owed or that Seller may otherwise have a right to receive, and to effectuate the Dissolution and to enforce its rights and defend any claims asserted against it under this Agreement. As soon as reasonably practicable following the Closing, Seller shall wind up its business and dissolve or liquidate in accordance with all applicable Laws, including the Laws of the State of Delaware.

(c) Following the Closing Date, Seller shall not, directly or indirectly, engage in any conduct that would be, or could reasonably be expected to be, competitive with any member of the Buyer Group in any manner whatsoever.

4.21. Third Party Expenses. Whether or not the Contemplated Transactions are consummated, each party shall be responsible for its own expenses and costs that it incurs (whether paid prior to, at or after any Closing) with respect to the negotiation, execution, delivery and performance of this Agreement and the Ancillary Documents. For purposes of this Agreement, “Third Party Expenses” means all fees and expenses incurred by or on behalf of Seller (whether or not paid or payable prior to, at or after the Closing) in connection with this Agreement and the Contemplated Transactions, including: (i) all legal, accounting, financial advisory, consulting, finders’ and all other fees and expenses of third parties incurred by or on behalf of Seller in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Ancillary Documents, the Dissolution and the Contemplated Transactions; (ii) any bonus, severance, retention, change-in-control payments, accelerated commissions or similar payment obligations (including payments with either “single-trigger” or “double-trigger” provisions) to Personnel resulting from, or in connection with, the Contemplated Transactions; and (iii) any payments in connection with any change in control, corporate transaction or similar obligations or Liabilities resulting from, or in connection with, any of the Contemplated Transactions, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any party under any Contract as are required in connection with the Contemplated Transactions for any such Contract to remain in full force and effect following the Closing or resulting from any assignment of any Contract, or rights or interests therein, or any agreed-upon modification or early termination of any Contract resulting from, or in connection with, any of the Contemplated Transactions.

4.22. Access to Information. Seller shall, at all times prior to the Closing, afford Buyer and its Representatives access to, upon reasonable notice during business hours, (i) all of the assets, properties, Books and Records and Contracts of Seller relating to the Assets and the Business, including all Business IP, (ii) all Personnel as identified by Buyer, and (iii) all other information relating to the Assets, Personnel, and the Business (subject to restrictions imposed by applicable Law) of Seller as Buyer may reasonably request; provided, however, that Seller may restrict or otherwise prohibit access to any such assets, properties, Books and Records, Contracts, Business IP, or information to the extent that Seller reasonably determines (upon consultation with outside counsel) such information constitutes information (i) that any applicable Law or Order requires Seller to restrict or prohibit access to such information, (ii) restricting access to which is reasonably necessary for Seller to preserve attorney-client privilege, work product, or other applicable privilege applicable to such documents or information (provided that the parties shall use commercially reasonable efforts to take such reasonable measures as will permit the compliance with such obligations in a manner that avoids any such harm or consequence), or (iii) that relates to a threatened or filed Litigation involving Seller, on the one hand, and Buyer, on the other hand. Seller shall provide to Buyer and its accountants, counsel and other Representatives, copies of internal financial statements relating to the Assets and the Business (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation conducted pursuant to this Section 4.22 or otherwise shall affect or be deemed to qualify, limit, waive, modify, amend or supplement any representation or warranty contained herein or in Seller Disclosure Schedule, the conditions to the obligations of the parties to consummate the Contemplated Transactions in accordance with the terms and provisions of this Agreement or the rights of Buyer or any Indemnified Party under or arising out of a breach of this Agreement. Notwithstanding anything herein to the contrary, none of Buyer or any of its respective Representatives shall, without the prior written consent of Seller, make inquiries of Persons (other than the suppliers and customers of the Business in relation to the negotiation of replacement Contracts for the Contracts of the Business) having business relationships with Seller (including suppliers and customers) regarding Seller or such business relationships.

4.23. Notification of Certain Matters.

(a) Seller shall give prompt notice to Buyer of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, (ii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) the occurrence of a Business Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 4.23(a) shall not (a) limit or otherwise affect any remedies available to Buyer (including any right of Buyer to claim a failure of a condition to Closing set forth in Section 1.5(b)(i) or Section 1.5(b)(ii)) or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by Seller pursuant to this Section 4.23(a), shall affect or be deemed to qualify, limit, waive, modify, amend, or supplement any representation or warranty contained herein or in Seller Disclosure Schedule, the conditions to the obligations of Buyer to consummate the Contemplated Transactions in accordance with the terms and provisions of this Agreement, or the rights of Buyer or any Indemnified Party under or arising out of a breach of this Agreement.

(b) Buyer shall give prompt notice to Seller of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, and (ii) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.23(b) shall not (x) limit or otherwise affect any remedies available to Seller or (y) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by Buyer pursuant to this Section 4.23(b), shall affect or be deemed to qualify, limit, waive, modify, amend, or supplement any representation or warranty contained herein, the conditions to the obligations of Seller to consummate the Contemplated Transactions in accordance with the terms and provisions of this Agreement, or the rights of Seller under or arising out of a breach of this Agreement.

(c) Seller shall notify Buyer in writing promptly after learning of any Litigation initiated or threatened against Seller or any of their respective officers, directors, managers, employees, shareholders or other securityholders in their capacity as such. Seller shall notify Buyer in writing promptly after learning of any Litigation or threatened Litigation by, or receiving any notice from, any Person (i) alleging any infringement, misappropriation, misuse, dilution, violation, or unauthorized use or disclosure of any Seller IP or Technology or unfair competition, (ii) inviting Seller to take a license under any intellectual property rights or consider the applicability of any intellectual property rights to any Seller Product or the conduct of the Business, challenging the ownership, use, validity or enforceability of any intellectual property rights of Seller or Technology of Seller, or (iii) alleging any violation of any Person’s privacy, personal, statutory or confidentiality rights. Seller shall give Buyer the opportunity to (i) participate in the defense of any such Litigations or threatened Litigations, and (ii) consult with counsel to Seller regarding the defense, settlement, or compromise with respect to any such Litigation or threatened Litigation. Seller shall not settle or compromise or agree to settle or compromise any such Litigation or threatened Litigation without Buyer’s prior written consent.

4.24. Post-Signing Contracts. If Seller or any of its Affiliates enters into, between the date hereof and the Closing Date, any Contract that is (or will be) used in, held for us in, or relates to, the Business, the Assets, or Personnel (a “Post-Signing Business Contract”), Seller shall promptly (and in any event, prior to the earlier of (i) the fifth (5th) Business Day after entering into such Post-Signing Business Contract and (ii) the Closing Date), deliver a notice to Buyer that Seller has entered into such Post-Signing Business Contract, which notice shall include a copy of such Contract and indicate whether or not such Contract is (or will be) used in, held for us in, or relates to, the Business, the Assets or, Personnel and (iii) with respect to any Post-Signing Business Contract that is (or will be) used in, held for us in, or relates to, the Business, the Assets or Personnel, Buyer shall be entitled to designate (by written notice delivered to Seller), whether such Post-Signing Business Contract will constitute an “Assumed Contract”.

4.25. 280G Approvals. Prior to the Closing Date, Seller shall submit to the stockholders of the Seller for approval (in a form and manner satisfactory to Buyer), by such number of stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” (which determination shall be made by Seller and shall be subject to review and approval by Buyer, such approval not to be unreasonably withheld, conditioned or delayed) (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the “280G Solicitations”). Prior to the Closing, Seller shall deliver to Buyer evidence satisfactory to Buyer that (i) a stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Seller Securityholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided pursuant to the 280G Waivers executed by the affected individuals prior to the 280G Solicitations. Buyer shall timely provide to Seller the terms and conditions and related documents governing any new compensatory agreements or arrangements to be entered into with any affected individuals taking effect on or after the Closing.

4.26. Employee and Related Matters; No Limitations or Rights. Nothing contained in this Section 4.26 or this Agreement shall limit the ability of Buyer or its Affiliates to terminate the employment of any employee (including any Transferred Employee) at any time and for any or no reason, and nothing in this Section 4.26 or this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract or arrangement; (ii) shall limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee (including any Transferred Employee) or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Person (including any Transferred Employee) any rights as a third-party beneficiary of this Agreement.

4.27. Contractors. Commencing on the Closing Date, at Buyer’s sole discretion, Buyer may seek to engage any independent contractor engaged by Seller as of or prior to the Closing Date (“Seller Contractors”). Seller authorizes Buyer to enter into service arrangements with Seller Contractors, and shall not interfere or otherwise seek to prohibit Buyer from engaging any Seller Contractor.

ARTICLE V

Indemnification; Survival

5.1. Expiration of Representations and Warranties. All of the representations and warranties of the parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 11:59 p.m. Eastern time on the date that is twelve (12) months following the Closing Date, and the right of any party to seek indemnification under this Article V with respect to such representations and warranties shall thereupon be extinguished (except to the extent written notice of a claim for indemnification has been made pursuant to Section 5.2(c) prior to such time for any breach thereof); provided that, the representations and warranties of Seller set forth in (a) Section 2.16 (Tax Matters) (the “Tax Representations”) shall continue in full force and effect until sixty (60) days after all applicable statutes of limitations, including waivers and extensions, have expired with respect to the matters addressed therein (except to the extent written notice of a claim for indemnification has been made pursuant to Section 5.2(c) prior to such time for any breach thereof), and (b) Section 2.1 (Organization and Power), Section 2.2 (No Subsidiaries), Section 2.3 (Authorization and Enforceability), Section 2.9(b) (Assets), Section 2.20 (No Brokers) and Section 2.21 (Solvency; No Fraudulent Conveyance) shall survive until 11:59 p.m. Eastern time on the date that is five (5) years following the Closing Date (the representations and warranties of Seller referred to in clause (b) are collectively referred to as the “Fundamental Representations”). The date until which each representation or warranty survives shall be referred to as the “Survival Date” for such representation or warranty. Notwithstanding anything in this Section 5.1 to the contrary, (i) if, at any time prior to 11:59 p.m. Eastern time on the applicable Survival Date, notice is delivered alleging Losses and a claim for recovery under Section 5.2(c), then the claim asserted in such notice shall survive the applicable Survival Date until such claim is fully and finally resolved and (ii) claims relating to Fraud shall survive indefinitely. The covenants and agreements set forth in this Agreement, any Ancillary Document or in any certificate or other instrument delivered pursuant to this Agreement or any Ancillary Document shall survive until such time as they are fully performed in accordance with the terms thereof.

5.2. Mutual Indemnification.

(a) Indemnification. Subject to the provisions of Section 5.1, from and after the Closing, (i) Seller and the Seller Securityholders (each, a “Seller Indemnifying Party”) shall jointly and severally indemnify, defend and hold harmless Buyer and its Affiliates, and their respective Representatives, successors, and assigns (collectively, the “Buyer Indemnified Parties”) and (ii) Buyer (in such capacity, the “Buyer Indemnifying Party” and together with the Seller Indemnifying Parties, the “Indemnifying Parties”) shall indemnify defend and hold harmless Seller and each Seller Securityholder (each, a “Seller Indemnified Party”, and together with the Buyer Indemnified Parties, the “Indemnified Parties”), from and against all claims, losses, Liabilities, damages, deficiencies, Litigation, judgments, awards, fines, interest and penalties, costs and expenses, including Taxes, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder, but excluding any punitive damages other than punitive damages paid to a third party (hereafter individually a “Loss” and collectively “Losses”) incurred by any of the Indemnified Parties arising out of or relating to:

(1) any inaccuracy or breach of any representation or warranty made by either party in this Agreement, any Ancillary Document or any certificates delivered pursuant hereto or thereto;

(2) any breach of any covenant or agreement of such party contained in this Agreement, any Ancillary Document or any certificates delivered pursuant hereto or thereto; and

(3) any Fraud on the part of either party or any Representative of any of the foregoing in connection with this Agreement or the Contemplated Transactions, or the evaluation or negotiation of the foregoing;

(4) with respect to the Seller Indemnifying Parties, any Retained Liabilities; and

(5) with respect to the Buyer Indemnifying Parties, any Assumed Liabilities.

(b) Limitations on Rights of the Indemnified Parties.

(i) Seller and the Seller Securityholders shall not be required to indemnify any Buyer Indemnified Party pursuant to, and shall not have any further liability under, Section 5.2(a) until the aggregate amount of all Losses exceeds $240,000, in which event Seller and the Seller Securityholders shall be responsible for the aggregate amount of all Losses regardless of such threshold, subject to the limitations set forth in this Agreement; provided that this Section 5.2(b)(i) shall not apply to any Losses related to any claim relating to Taxes, any breach of or inaccuracy of any Fundamental Representation or any claim based on Fraud.

(ii) The aggregate amount that the Seller Indemnified Parties or the Buyer Indemnified Parties, as their respective groups, may recover for Losses arising out of or relating to any claim for indemnification made under (A) Section 5.2(a)(i) (other than with respect to breach of or inaccuracy of any of the Fundamental Representations or in the case of Fraud) shall not exceed Five Million Dollars ($5,000,000) and (B) (i) Section 5.2(a)(i) with respect to the Fundamental Representations (or in the case of Fraud) or (ii) Section 5.2(a)(ii) (with respect to covenants to be performed prior to the Closing but other than in the event of Fraud), shall not exceed Ten Million Dollars ($10,000,000).

(iii) The maximum liability of any Seller Securityholder shall not exceed such Seller Securityholder’s Pro Rata Share of the Purchase Price less any indemnity paid by Seller itself. In addition, each Seller Securityholder’s liability for indemnification under this Section 5.2 shall be limited to an amount equal to such Seller Securityholder’s Pro Rata Share of the Loss being indemnified.

(iv) The total liability of the Indemnifying Party (an “Indemnitor”) under this Section 5.2 shall be net of any amount recovered by an Indemnified Party making a claim for indemnification under this Section 5.2 (after deducting all reasonable attorney’s fees, expenses and other costs of recovery) from any insurer or other Person in respect of such Losses, and such Indemnified Party shall use commercially reasonable efforts to effect any such recovery that may be available to it.

(v) Notwithstanding anything herein to the contrary, there shall be no maximum liability for any Indemnifying Party who committed Fraud or Willful Breach for Losses arising from such Fraud or Willful Breach.

(c) Procedure.

(i) Direct Claims. If an Indemnified Party shall have a claim for indemnification hereunder for any claim, the Indemnified Party may, at any time prior to the expiration of the applicable survival period, give written notice to the Indemnifying Party of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim (each, a “Claim Notice”). The failure to make prompt delivery of such written notice shall not relieve the other party from any liability under this Section 5.2 with respect to such matter, except to the extent the Indemnifying Party is actually and materially prejudiced by failure to give such notice.

(1) If the Indemnifying Party shall not object in writing within thirty (30) days of delivery of a Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable claim (an “Claim Objection Notice”), such failure to so object shall be deemed to be a rejection of such claim.

(2) In the event that Indemnifying Party shall deliver a Claim Objection Notice in accordance with Section 5.2(c)(i)(1), the parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties (a “Resolution Memorandum”), and Indemnifying Party shall, within ten (10) Business Days following the date of execution of such Resolution Memorandum, pay to the Indemnified Party the agreed amount set forth in the Resolution Memorandum.

(3) If the Indemnifying Party rejects a claim or the parties are unable to resolve an indemnification claim in accordance with the terms of this Section 5.2(c)(i), then either party may elect for such claim to be finally resolved in accordance with Section 7.2.

(ii) Third-Party Claims.

(A) If an Indemnified Party receives notice or otherwise obtains knowledge of any matter or any threatened matter by a third party (a “Third-Party Claim”) that it reasonably believes will give rise to an indemnification claim against an Indemnifying Party, then the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice thereof describing, to the extent practicable, such Third-Party Claim in reasonable detail. Such notice shall include copies of all material written evidence thereof to the extent reasonably practicable to be provided together therewith and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The failure to make timely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall not relieve any Indemnifying Party from any liability under this Section 5.2 with respect to such matter, except and only to the extent that such failure materially and adversely affects the ability of the Indemnifying Party to defend its interests in such Third-Party Claim. The Indemnifying Party shall have the right to participate in, or, subject to the limitations set forth in this Section 5.2(c)(ii), by giving written notice to the Indemnified Party within ten (10) days of receipt of notice of the Third-Party Claim from the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s sole cost and expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that (i) (a) the Indemnifying Party shall confirm in writing its unqualified obligations hereunder to indemnify for the Losses suffered or incurred with respect to such Third-Party Claim, subject to the limitations set forth in Section 5.2(b) and (b) the Indemnifying Party shall furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third-Party Claim and fulfill its indemnity obligations hereunder and (ii) if the Indemnifying Party is Seller or any Seller Securityholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (v) seeks an injunction or other equitable relief against the Indemnified Party or any of its Affiliates, (w) relates or otherwise arises in connection with any criminal or regulatory proceeding, action, indictment, allegation, investigation or enforcement action or Tax matter, (x) the Indemnifying Party has failed or is failing to prosecute or defend the Third-Party Claim vigorously, (y) the amount of the Third-Party Claim, if determined in accordance with the claimant’s demands, would reasonably be expected to result in any damages, the majority of which, together with all other unresolved claims for indemnification by such Indemnified Party, would not be available for recovery under this Section 5.2 or (z) involves or relates to a material customer, supplier or vendor of the Indemnified Party or any of its Affiliates. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 5.2(c)(ii)(B), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(B) If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim; provided that consent of the Indemnified Party shall not be required for any such settlement if (1) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (2) such settlement includes an unconditional release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such claim and (3) does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of the Indemnified Party. If Indemnified Party settles or otherwise resolves a Third-Party Claim without Indemnifying Party’s consent (or deemed consent), the reasonableness of the amount paid in such settlement or resolution may be challenged by Indemnifying Party unless that party has consented (or been deemed to have consented) to any such settlement or resolution, in which case the amounts paid in such settlement or resolution shall be Losses for which the affected Indemnified Party are entitled to be indemnified, compensated and reimbursed hereunder. In the event Indemnified Party seeks the consent of Indemnifying Party to any such settlement or other resolution, such consent shall not be unreasonably withheld, conditioned or delayed by Indemnifying Party, and such consent shall be deemed to have been given unless Indemnifying Party shall have objected in writing to Indemnified Party within twenty

(20) days after delivery of a written request for such consent by Indemnified Party. Notwithstanding anything to the contrary herein, (i) any party’s consent to any settlement or resolution of a Third-Party Claim shall not be used as evidence of the truth of the allegations in any Third-Party Claim or the merits of such Third-Party Claim, and (ii) the existence of any Third-Party Claim shall not create a presumption of any breach by a party to this Agreement of any of its representations, warranties or covenants set forth in this Agreement or in any other agreement or document (other than this Agreement) that it is to enter into as a party pursuant to this Agreement.

(C) Any notice of a Direct Claim or Third Party Claim delivered by a Buyer Indemnified Party to Securityholders’ Representatives shall satisfy any obligation of such Buyer Indemnified Party to provide notice to any of Sellers pursuant to this Section 5.2(c). Securityholders’ Representatives shall represent the Seller Securityholders in all matters related to Direct Claims and Third Party Claims and, in accordance with Section 7.17, shall control all decisions to be made by or otherwise concerning Seller Securityholders with respect to any Direct Claims or Third Party Claims.

5.3. Order of Recovery. If any Losses are payable to an Indemnified Party as a result of any claim for indemnification under this ARTICLE V (such amount, the “Owed Amount”), then, subject to the limitations set forth in Section 5.2(b), then, unless each Indemnifying Party within ten (10) Business Days following the date such Owed Amount is determined, agrees to pay in cash such Indemnifying Party’s pro rata share of the remaining Owed Amount to such Indemnified Party, (i) first, Buyer shall permanently cancel a number of Restricted Shares with a value equal to (x) the Owed Amount divided by (y) the Closing Issue Price, rounded to the nearest share, and (ii) second, if the remaining Restricted Shares are insufficient to cover the full Owed Amount, or if the Restricted Shares had been previously permanently canceled by Buyer or released to the Indemnifying Parties, then, each Indemnifying Party shall, within ten (10) Business Days following the date such Owed Amount is determined, agreed or deemed agreed to be owed, pay in cash such Indemnifying Party’s pro rata share of the remaining Owed Amount to such Indemnified Party.

5.4. Right to Satisfy Indemnification Claims by Set Off. Buyer is expressly authorized, but shall not be obligated to, withhold, retain or set off any Losses that it in good faith claims is owed by any Indemnifying Party under this ARTICLE V from the Restricted Amount. For purposes of Section 5.3 and this Section 5.4, the Buyer Shares shall be deemed to have a per share price equal to the Closing Issue Price.

5.5. Exclusive Remedies. Except for Fraud and a party’s right to seek specific performance pursuant to Section 7.13, following the Closing, the indemnification provisions of this ARTICLE V shall be the sole and exclusive remedies of any Indemnified Party, respectively, for any Losses that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of or inaccuracy with respect to any representation or warranty set forth in this Agreement.

5.6. Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as adjustments to the Purchase Price for tax purposes, unless otherwise required by Law.

ARTICLE VI

Termination

6.1. Termination of this Agreement. Except as provided in Section 6.2, this Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Closing:

(a) by mutual agreement of Buyer and Seller;

(b) by Buyer or Seller if the Closing Date shall not have occurred by September 16, 2022 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Contemplated Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by Buyer or Seller if any Law or Order shall be in effect which has the effect of making the Contemplated Transactions illegal or otherwise prohibits consummation of the Contemplated Transactions;

(d) by Buyer if there occurs any Business Material Adverse Effect;

(e) by Buyer if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Seller contained in this Agreement such that the conditions set forth in Sections 1.5(b)(ii)(A) and Section 1.5(b)(ii)(B) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to Seller; provided, however, that no cure period shall be required (A) for a breach or inaccuracy which by its nature cannot be cured or (B) if any of the conditions to the Closing in Section 1.5(b) for the benefit of Seller are incapable of being satisfied on or before the End Date; or

(f) by Seller if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Buyer contained in this Agreement such that the conditions set forth in Sections 1.5(b)(iii)(A) and 1.5(b)(iii)(B) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to Buyer; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to closing in Section 1.5(b) for the benefit of Seller are incapable of being satisfied on or before the End Date.

6.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller, or their respective Affiliates or Representatives or stockholders, if applicable; provided, however, that each party hereto and each such other Person shall remain liable for any Willful Breaches of this Agreement, Ancillary Documents or any certificate or other instruments delivered pursuant to this Agreement prior to its termination by it occurring prior to termination and for fraud; and provided further, that, the provisions of Section 4.9(a) (Confidentiality), Section 4.12 (Public Announcements), Section 4.21 (Third Party Expenses), this Section 6.2 (Effect of Termination), ARTICLE VII (Miscellaneous), and Annex A (Definitions and Rules of Construction) together with all terms otherwise defined in this Agreement shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VI. For purposes of this Agreement, “Willful Breach” means with respect to any representation, warranty, agreement, or covenant, any intentional or deliberate action or omission that constitutes a breach of such representation, warranty, agreement, or covenant and that the breaching party actually knows or should reasonably be expected to know at the time is or would constitute a breach of such representation, warranty, agreement, or covenant.

ARTICLE VII

Miscellaneous

7.1. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express overnight service. Such notices and other communications shall be effective and deemed delivered and received (a) upon receipt if hand delivered, (b) on the date of transmission if transmitted by electronic mail at or prior to 5:00 p.m. (Pacific time) on a Business Day, otherwise on the next Business Day after transmission, (c) three (3) Business Days after mailing if sent by mail, and (d) one (1) Business Day after dispatch if sent by overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 7.1:

If to Seller:	Optodot Corporation
31 MacArthur Ave.
Devens, MA 01434
Attn: Steven A. Carlson
Email: scarlson@optodot.com

With a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
44 Montgomery Street, 36th Floor
San Francisco, CA 94104
Attention: Robert Burwell
E-mail: REBurwell@mintz.com

If to Buyer:	Meta Materials Inc.
85 Swanson Road, Suite 222
Boxborough, MA 01719
Attn: Kenneth Rice, COO & CFO
Email: ken.rice@metamaterial.com

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
One Market Spear Tower
San Francisco, CA 94105
Attention: Ethan Lutske
Email: ELutske@wsgr.com

If to Securityholders’ Representative:

SCP Management LLC 1 Seneca Tower, Suite 2400
Buffalo, NY 14203
Attention: Adam Petrie
Email: adam@seedcp.com

With a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 44 Montgomery Street, 36th Floor
San Francisco, CA 94104
Attention: Robert Burwell
E-mail: REBurwell@mintz.com

7.2. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and all actions, claims, matters, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to or in connection with this Agreement or the actions of the parties hereto or other Persons in the negotiation, administration, performance and enforcement hereof shall be governed by, and construed in accordance with, the Laws of the State of Delaware, irrespective of its conflicts of law principles and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware) for any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby irrevocably waive, and agree not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware; provided that a judgment rendered by such court may be enforced in any court having competent jurisdiction. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 7.1 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the courts of the State of Delaware in accordance with this Section 7.2, and the parties hereby agrees to waive any objection to such venue of any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.

7.3. Entire Agreement. This Agreement, together with the Exhibits hereto, Seller Disclosure Schedule and the Ancillary Documents, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

7.4. Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

7.5. Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed before the dissolution of Seller by Buyer, Seller and Securityholders’ Representative, and after the dissolution of Seller, Buyer the Securityholders’ Representative; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

7.6. Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

7.7. Bulk Transfer Laws. Buyer hereby waives compliance by Seller and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Assets and Seller shall indemnify the Indemnified Parties from and against any Losses with respect to the failure to comply therewith.

7.8. Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided that the Indemnified Parties who are not otherwise a party to this Agreement shall be third party beneficiaries of the provisions of ARTICLE V and Section 7.7 with the right to enforce such provisions directly.

7.9. Assignability. Neither this Agreement, nor any rights or obligations hereunder, may be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, Buyer may assign any of its rights or obligations under this Agreement, in whole or in part, to one or more Affiliates of Buyer without Seller’s consent.

7.10. No Other Duties. The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

7.11. Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

7.12. Remedies. All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

7.13. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

7.14. Counterparts. This Agreement may be executed in any number of counterparts (including via delivery of .pdf, DocuSign or other electronic means), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

7.15. Further Assurance. If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

7.16. Privileged Communications. Buyer agrees that, as to all communications between or among Mintz, Amster, Seller, the Seller Securityholders and their respective Representatives, that relate in any way to this Agreement, any Ancillary Document or the Contemplated Transactions, the attorney-client privilege and the expectation of client confidence belongs to Seller and the Seller Securityholders and may be controlled by Seller and the Seller Securityholders and will not pass to or be claimed by Buyer. Buyer and/or any of its respective Affiliates shall not knowingly attempt to control or access, examine or use such privileged communications of Seller, including any electronic versions or copies of such communications.

7.17. Securityholders’ Representative.

(a) By virtue of the adoption and approval of this Agreement and the Joinder Agreements, without any further action by any Seller Securityholder or Seller, Seller and the Seller Securityholders hereby irrevocably constitute and appoint SCP Management LLC as the initial true and lawful agent and attorney-in-fact (the “Securityholders’ Representative”) of the Seller Securityholders with full authority and power of substitution to act in the name, place and stead of the Seller Securityholders with respect to the consummation of the transactions contemplated hereunder. All such actions shall be deemed to be facts ascertainable outside of this Agreement and shall be binding on the Seller Securityholders as a matter of contract Law. Without limiting the generality of the foregoing, the Securityholders’ Representative has full power and authority, on behalf of each Seller Securityholder and his, her or its successors and assigns, to:

(i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Seller Securityholders in connection herewith;

(ii) execute and deliver and receive deliveries of all agreements, amendments, certificates, statements, notices, approvals, extensions, waivers, undertakings and other documents required or permitted to be given to or by Seller Securityholders in connection with the Contemplated Transactions;

(iii) receive any amounts due or to be paid to the Seller Securityholders hereunder;

(iv) allocate among the Seller Securityholders and distribute and pay to the Seller Securityholders any amount to be paid to the Seller Securityholders or to be paid to Securityholders’ Representative on behalf of the Seller Securityholders hereunder and delivery of wire instructions to Buyer in connection with the foregoing;

(v) act on behalf of the Seller Securityholders in all matters relating to Section 4.9 and ARTICLE V of this Agreement, including agreeing to, negotiating, entering into settlements and compromises of, and assuming the defense of, indemnification claims and initiating claims and complying with orders with respect to such indemnification claims, and to take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing;

(vi) take any and all actions that may be necessary or desirable, as determined by the Securityholders’ Representative in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 7.5;

(vii) give and receive notices and communications;

(viii) receive service of process in connection with any indemnification claims under this Agreement; and

(ix) take any and all other actions and do any and all other things necessary or appropriate in the judgment of the Securityholders’ Representative on behalf of any or all of the Seller Securityholders in connection with this Agreement, the Ancillary Documents, and the Contemplated Transactions.

(b) Buyer shall be entitled to deal exclusively with the Securityholders’ Representative on behalf of any Seller Securityholder with respect to all matters relating to this Agreement and the Ancillary Documents and the Contemplated Transactions. Buyer, and any other Person, may conclusively and absolutely rely, without inquiry and without further evidence of any kind whatsoever, upon any consent, approval or action of Securityholders’ Representative as the consent, approval or action, as the case may be, of each Seller Securityholder individually and all Seller Securityholders as a group in all matters referred to herein, and each Seller Securityholder confirms all that Securityholders’ Representative shall do or cause to be done by virtue of its appointment as Securityholders’ Representative.

(c) Each Seller Securityholder hereby consents and agrees to all actions or inactions taken or omitted to be taken by the Securityholders’ Representative under this Agreement and hereby agrees to indemnify and hold harmless the Securityholders’ Representative from and against all damages, Losses, Liabilities, charges, penalties, costs and expenses (including court costs and legal fees and expenses) incurred in any proceeding between any such Person or Persons and the Seller Securityholders (or any of them) or between any such Person or Persons and any third party or otherwise incurred or suffered as a result of or arising out of such actions or inactions of the Securityholders’ Representative (except for actions or inactions resulting from the willful malfeasance or gross negligence of the Securityholders’ Representative). The Securityholders’ Representative shall have the right to retain legal counsel and other advisors and to incur such fees as the Securityholders’ Representative deems reasonable and necessary in the exercise of its responsibilities hereunder and to seek payment or reimbursement from the Seller Securityholders for such fees and expenses, including solely with respect to the internal relationship among the Securityholders’ Representative and the Seller Securityholders setting off such fees and expenses against amounts otherwise payable to the Seller Securityholders under this Agreement.

(d) Securityholders’ Representative may resign upon 90 days prior written notice thereof (the “Resignation Notice”) to Buyer and each Seller; provided that a successor Securityholders’ Representative shall have been duly appointed pursuant to this Section 7.17(d) prior to the retiring Securityholders’ Representative’s resignation. Upon receipt of the Resignation Notice, a majority of Sellers (based on their respective Pro Rata Shares) shall appoint a successor Securityholders’ Representative. If no successor Securityholders’ Representative shall have been appointed by the Seller Securityholders, and shall have accepted such appointment, within 60 days after delivery of the Resignation Notice, then the Securityholders’ Representative wishing to resign shall, on behalf of the Seller Securityholders, appoint a successor Securityholders’ Representative, which shall be any Seller Securityholder. Upon the acceptance of its appointment as Securityholders’ Representative hereunder by a successor Securityholders’ Representative, such successor Securityholders’ Representative shall succeed to and become vested, effective no earlier than 90 days after delivery of the Resignation Notice, with all the rights and duties of the retiring Securityholders’ Representative, and the retiring Securityholders’ Representative shall be discharged from its duties and obligations hereunder. After the retiring Securityholders’ Representative’s resignation hereunder as Securityholders’ Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Securityholders’ Representative. For the avoidance of doubt, other than to the extent specified in this Agreement, the rights and powers of the Securityholders’ Representative hereunder shall only become effective upon the completion of the Dissolution.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the date first above written.

META MATERIALS INC.

By:	/s/ George Palikaras
Name: George Palikaras
Title: Chief Executive Officer

OPTODOT CORPORATION

By:	/s/ Steven A. Carlson
Name: Steven A. Carlson
Title: CEO & President

SCP MANAGEMENT LLC, as Securityholders’ Representative

By:	/s/ Adam Petrie
Name: Adam Petrie
Its: CFO

[Signature Page to Asset Purchase Agreement]

Annex A

Definitions and Rules of Construction

As used in this Agreement, the following terms shall have the meanings set forth below:

“280G Approval” has the meaning set forth in Section 4.25.

“280G Solicitation” has the meaning set forth in Section 4.25.

“280G Vote” has the meaning set forth in Section 1.6(a)(xiv) “Accounts Receivable” means, as of immediately prior to the Closing, all accounts receivable of Seller determined in accordance with GAAP.

“Accredited Securityholder” shall mean a Seller Securityholder who either (a) has completed and delivered to Seller and Buyer prior to the Closing Date a duly executed Seller Securityholder Questionnaire, in form and substance reasonably satisfactory to Buyer, certifying that such Seller Securityholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) and the facts supporting such conclusion (provided that, notwithstanding the delivery of any such Investor Representation Statement, any Seller Securityholder may be deemed an “Unaccredited Stockholder” for purposes of this Agreement if Buyer reasonably determines that such Seller Securityholder is not an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act)) or (b) is determined by Buyer prior to the Closing, in Buyer’s sole discretion, to be an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” has the meaning set forth in Section 4.3.

“Amster” means Amster, Rothstein & Ebenstein, LLP.

“Ancillary Documents” means the documents being executed and delivered in connection with this Agreement and the Contemplated Transactions, including the Patent Assignment in substantially the form attached hereto as Exhibit F, the Trademark Assignment in substantially the form attached hereto as Exhibit G, the Domain Name Assignment in substantially the form attached hereto as Exhibit H, the Employment Agreement(s) in the form attached hereto as Exhibit B, the PIIAAs, the Specified Employee Non-Competition Agreement(s) in the form attached hereto as Exhibit C, the FIRPTA Compliance Certificate, the Bill of Sale and Assignment and Assumption Agreement in the form attached as Exhibit I and the Employee IP Agreements.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the United Kingdom Bribery Act of 2010, applicable laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any anti-corruption or anti-bribery laws of any other jurisdiction where Seller operates.

“Assets” has the meaning set forth in Section 1.6.

“Assumed Contracts” has the meaning set forth in Section 1.1(c).

“Assumed Liabilities” has the meaning set forth in Section 1.3(a).

“Author” has the meaning set forth in Section 2.11(c).

“Balance Sheet Date” has the meaning set forth in Section 2.6(a).

“Bill of Sale and Assignment and Assumption Agreement” means that certain Bill of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit I.

“Books and Records” has the meaning set forth in Section 1.1(l).

“Business” means the business, as previously conducted by Seller and as currently conducted by Seller, of developing patents, intellectual property, prototype devices and tools for the battery and other industries, and providing such patents, intellectual property, prototype devices and tools to the battery and other industries by license and/or sale.

“Business Day” means any day other than a Saturday, Sunday or day on which banks located in Boston, Massachusetts are authorized by law to be closed for business.

“Business IP” means all IP used or held for use by Seller in connection with the Business whether owned or licensed (or for which access or rights are otherwise made available) from third parties.

“Business IP Agreements” means all Contracts to which Seller is a party relating to (a) the license, sublicense, or other grant of rights in, to or under IP or (b) creation, development, acquisition or disclosure of IP and/or services related thereto.

“Business Material Adverse Effect” means any Event, individually or when taken together with all other Events that have occurred prior to the date of determination of the occurrence of such Event, that is or is reasonably likely to (i) materially impede or delay the ability of Seller to consummate the Contemplated Transactions in accordance with the terms of this Agreement, the Ancillary Documents and Laws or (ii) be materially adverse to the Assets, Assumed Liabilities, or prospects, financial condition or results of operations of the Business taken as a whole, other than any Event resulting from (a) changes in general economic, financial market, business or geopolitical conditions, (b) changes after the date hereof in any applicable Laws or GAAP, (c) any outbreak or escalation of hostilities or any acts of war or terrorism, (d) epidemics, pandemics, earthquakes, hurricanes, tsunamis, typhoons, lightning, blizzards, tornadoes, floods and other natural disasters, weather conditions and other force majeure events, (e) any failure by the Business to meet any internal or other projections or forecasts or estimates of revenue or earnings for any period (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Business Material Adverse Effect may be taken into account in determining whether there is or has been a Business Material Adverse Effect); provided that such Events referenced in clauses w(a), (b), (c) and (d) do not, individually or when taken together with all other such Events, relative to other Persons in the industries in which Seller operates, have a disproportionate or unique effect on the Business, the Assets or the Assumed Liabilities.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Group” means Buyer or any of its Affiliates collectively, including direct and indirect Buyer entities and subsidiaries.

“Buyer Indemnified Party” has the meaning set forth in Section 5.2(a).

“Buyer Indemnifying Party” has the meaning set forth in Section 5.2(a).

“Buyer Shares” means the shares of Buyer Stock issuable pursuant to this Agreement.

“Buyer Stock” means shares of Buyer’s common stock, par value $0.001 per share.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Public Law No: 116-136, as in effect on the date hereof.

“Claim Notice” has the meaning set forth in Section 5.2(c)(i).

“Claim Objection Notice” has the meaning set forth in Section 5.2(c)(i)(1).

“Closing” has the meaning set forth in Section 1.5(a).

“Closing Cash Payment” has the meaning set forth in Section 1.7(a).

“Closing Date” has the meaning set forth in Section 1.5(a).

“Closing Issue Price” means an amount equal to the average of the daily volume weighted average trading price per share rounded to four (4) decimal places of Buyer Stock on the Nasdaq for the consecutive period of twenty (20) trading days beginning at 9:30 a.m. Eastern time on the twenty-first (21st) trading day preceding the Closing Date and concluding at 4:00 p.m. Eastern time on the trading day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding U.S. federal revenue Laws.

“Confidential Information” has the meaning set forth in Section 2.11(f).

“Consents” has the meaning set forth in Section 2.5.

“Consultant” means all persons who are or have been engaged as consultants by Seller or who otherwise provide services to Seller under a contractual arrangement.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any agreement, contract, license, arrangement, lease, understanding, obligation, or commitment or other legally binding arrangement to which a party is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof, or any related or associated epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

“Dissolution” has the meaning set forth in Section 4.20(b).

“DPA” has the meaning set forth in Section 2.24.

“Employee IP Agreements” means (i) the assignment and transfer agreement between Seller and Dr. Steven A. Carlson, (ii) the consulting agreement by and between Seller and Eric Dix, (iii) the consulting agreement by and between Seller and Scott Swazey and (iv) the agreements posted in the Virtual Data Room assigning to Seller all Business-related IP from each current and former employee, director and independent contractor of Seller that has been involved in the authorship, invention, creation, conception or other development of any Business-related IP.

“Employment Agreements” has the meaning set forth in the Recitals.

“Employment Documents” has the meaning set forth in the Recitals.

“Employment Offer” has the meaning set forth in Section 4.27(a).

“End Date” has the meaning set forth in Section 6.1(b).

“End User Agreement” has the meaning set forth in Section 2.11(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“Event” means any event, change, discovery of information, development, effect, condition, circumstance, result, matter, occurrence or state of facts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 1.2(b).

“Existing Customer” means a customer of the Business as of the Closing.

“Financial Statements” has the meaning set forth in Section 2.6(a).

“FIRPTA Compliance Certificate” has the meaning set forth in Section 1.6(a)(iii).

“Fraud” means a willful or knowing misrepresentation of material facts by Seller in Article II (including the Seller Disclosure Schedule) or Buyer in Article III (including the disclosure schedules related thereto) of this Agreement, and upon which such other party has actually and reasonably relied which constitutes intentional fraud pursuant to Delaware Law. “Fraud” specifically excludes fraud based on a theory of recklessness or any form of constructive or equitable fraud.

“Fundamental Representations” has the meaning set forth in Section 5.1.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind with (i) any Governmental Authority; (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor; or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above.

“Governmental Authority” means any federal, state, county, municipal, national, local, international, supra-national or public international organization (e.g., the World Bank, the Red Cross, etc.), or any court, administrative, regulatory or other governmental authority, agency, legislative or executive body or committee, political party, royal family, government-owned or controlled enterprise, commission, instrumentality or judicial or arbitral tribunal thereof.

“Governmental Official” means (a) an officer, agent, or employee of a Governmental Authority, (b) a candidate for government or political office, or (c) any person acting on behalf of a Governmental Authority.

“Increased Cash Cap” has the meaning set forth in Section 1.12.

“Indebtedness” means all obligations and indebtedness of Seller or Business (a) for borrowed money, (b) evidenced by a note, bond, debenture or similar instrument, (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property or services, (d) under letters of credit, banker’s acceptances or similar credit transactions, (e) under any interest rate or currency protection agreement (including any swaps, forward contracts, caps, floors, collars and similar agreements) or commodity swaps, forward contracts or similar agreements, (f) all obligations of Seller to pay the deferred purchase price of property or services, except trade payables incurred in the ordinary course of business, (g) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, (h) for interest on any of the foregoing and/or (i) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 5.2(a).

“Indemnifying Party” has the meaning set forth in Section 5.2(a).

“IP” means IP Rights and Technology.

“IP Rights” means any and all rights in, arising out of, or associated in the following throughout the world: (a) Patents, utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including rights in invention disclosures, (b) common law and statutory rights associated with trade secrets, confidential and proprietary information, Technology, and know-how, (c) rights in software (including source code and executable code) and related documentation, (d) rights in industrial designs and any registrations and applications therefor, (e) trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, (f) Internet domain names, Internet and World Wide Web URLs or addresses, (g) copyrights, copyright registrations and applications therefor, rights in Works of Authorship, and all other rights corresponding thereto, (h) database rights, (i) moral and economic rights of authors and inventors, however denominated, (j) any similar or equivalent rights in or to any of the foregoing, and (k) any other intellectual property or proprietary right anywhere in the world.

“Joinder Agreement” has the meaning set forth in Section 4.19(b).

“Knowledge of Buyer” means actual knowledge of Ken Rice, George Palikaras and Rob Stone.

“Knowledge of Seller” means actual knowledge of any of the Specified Employees, each after due and diligent inquiry and investigation of such Specified Employees’ direct reports who may reasonably be expected to have knowledge of the fact or circumstance at issue.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, judgments, and or other requirements with similar effect of any Governmental Authority.

“Liability” means, with respect to any Person, any liability, commitment, or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“License Restrictions” has the meaning set forth in Section 2.9(a).

“Lien” means any lien (statutory or otherwise), security interest, claim, mortgage, deed of trust, option, priority, pledge, charge, right of first refusal, easement, right-of-way, encroachment, license to a third party, lease to a third parties or other encumbrance or similar right of others or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any agreement to give any of the foregoing.

“Litigation” has the meaning set forth in Section 2.14.

“Loss” or “Losses” has the meaning set forth in Section 5.2(a).

“Madico” has the meaning set forth in Section 1.4(b).

“Madico Patent Fee Disclosure” has the meaning set forth in Section 2.11(a).

“Marks” has the meaning set forth in Section 1.1(h).

“Material Contracts” has the meaning set forth in Section 2.12(a).

“Maximum Share Number” means 19.9% of the issued and outstanding shares of Buyer Stock as of the close of trading on the last trading day immediately prior to the Closing Date, rounded down to the nearest whole share.

“Mintz” has the meaning set forth in Section 1.2(b)(xi).

“Most Recent Annual Financial Statements” has the meaning set forth in Section 2.6(a).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Transferable Asset” has the meaning set forth in Section 1.10(a).

“Open Source Materials” means software or other Technology that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

“Orders” means all judgments, orders, writs, injunctions, decisions, stipulations rulings, decrees and awards of any Governmental Authority.

“OSC” has the meaning set forth in Section 2.24(c).

“Patents” means all United States and non-United States patents and applications therefore, including provisionals, divisions, reissues, continuations, continuations-in-part, reexaminations, renewals and extensions of the foregoing, and statutory invention registrations, utility models and utility model applications.

“Payoff Letters” has the meaning set forth in Section 1.6(a)(i).

“Permits” has the meaning set forth in Section 1.1(d).

“Permitted Lien” means any (i) Lien in respect of Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not, individually or in the aggregate, material to the business, operations or financial condition of the Business and that are not resulting from a breach, default or violation by the Business of any Contract or Law for amounts which are not overdue by a period of more than thirty (30) days and for which adequate reserves have been established in accordance with GAAP, and (iii) with respect to customary leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property in each case that do not impair the use of the applicable property by the Business in the ordinary course of business, (iv) licenses granted by Seller to the applicable counterparty pursuant to the Scheduled Licenses, and (v) the LGES Releases granted by Seller.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers, biometric information, facial geometry, or any other piece of information that alone or in combination with other information directly or indirectly collected, held or otherwise managed by Seller allows the identification of or contact with a natural person, household, or device; (ii) any other information that is considered “personal data”, “personally identifiable information”, “biometric identifiers,” “biometric information,” “customer proprietary network information,” “individually identifiable health information,” “personal information,” or any similar term under applicable Law; and (iii) any information that is associated, directly or indirectly, with any of the foregoing.

“Personnel” has the meaning set forth in Section 2.15(a).

“PIIAA” has the meaning set forth in the Recitals.

“Post-Signing Business Contract” has the meaning set forth in Section 4.24.

“PPP Loan” has the meaning set forth in Section 2.9(c).

“Pre-Closing Period” means the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing.

“Privacy Obligations” means any applicable law, regulation, or directive, any applicable self-regulatory obligations, all applicable requirements of credit card and payment card networks (including the PCI Data Security Standard, as applicable), Seller Privacy Policies, and applicable published industry standards or contractual requirements, as in each case amended from time to time, and all consents from or notices to data subjects, relating to (i) privacy, data protection, security or the creation, collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other Processing of Private Data or (ii) direct marketing to individuals or the initiation, transmission, monitoring, or recording of communications (in any format, including voice, video, email, and text messaging).

“Private Data” means Personal Data, Seller Data, and Confidential Information.

“Process”, “Processed” or “Processing” means, with respect to data, security measures with respect to, and the access to, or use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of, such data.

“Pro Rata Share” means the percentage set forth opposite each Seller Securityholder’s name on Schedule A-1 hereto.

“Purchase Price” has the meaning set forth in Section 1.7(a).

“Registrable Shares” has the meaning set forth in Section 4.15(a).

“Representatives” means, with respect to a Person, such Person’s Affiliates and the directors, managers, members, stockholders, officers, employees, partners, advisors, counsel, accountants, agents or other representatives of such Person and its Affiliates.

“Requisite Stockholder Approval” means the approval by vote or consent of the holders of a majority of the Seller Common Stock and Series A Convertible Preferred Stock voting or consenting together as a single class on an as-converted basis and the approval by vote or consent of the holders of at least 50% of the Series A Convertible Preferred Stock voting or consenting as a separate class.

“Resale Registration Statement” has the meaning set forth in Section 4.15(a).

“Resignation Notice” has the meaning set forth in Section 7.17(d).

“Restricted Amount” has the meaning set forth in Section 1.7(b).

“Restricted Shares” has the meaning set forth in Section 4.14(a).

“Retained Liabilities” has the meaning set forth in Section 1.4.

“SEC” has the meaning set forth in Section 4.15(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders’ Representative” has the meaning set forth in Section 7.17(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Affiliates” has the meaning set forth in Section 4.9(a).

“Seller Common Stock” means the common stock of Seller, $0.0001 par value per share.

“Seller Contractors” has the meaning set forth in Section 4.28.

“Seller Data” means (i) all data and content uploaded or otherwise provided by or for customers or users (or any of their respective customers or users) of Seller Products to, or stored by or for customers or users (or any of their respective customers or users) of Seller Products; (ii) all data and content created, compiled, aggregated, inferred, derived, transmitted, intercepted, or otherwise collected or obtained by or for Seller Products or by or for Seller in connection with the development, provision, or operation of Seller Products or other Seller Owned IP; and (iii) data and content compiled, aggregated, inferred, or derived directly or indirectly from the foregoing.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller in connection with the execution and delivery of this Agreement.

“Seller Indemnified Party” has the meaning set forth in Section 5.2(a).

“Seller Indemnifying Party” has the meaning set forth in Section 5.2(a).

“Seller IP” means any and all Seller Owned IP and any and all Third Party IP that is licensed to Seller or to which Seller has otherwise been granted rights.

“Seller IP Agreements” means any Contract governing any Seller IP to which Seller is a party to or bound by, including all End User Agreements.

“Seller Marks” means, to the extent included in the Assets, (a) the Marks; and (b) all Trademarks within the Business IP that are not Third Party IP.

“Seller Member(s)” has the meaning set forth in the Preamble.

“Seller Organizational Documents” means the articles of organization of Seller and the limited liability company agreement of Seller, each as in effect as of the date hereof.

“Seller Owned IP” means any and all IP that Seller owns. “Seller Owned IP” includes Seller Registered IP.

“Seller Personnel” means any former or current owner, founder, employee, consultant or independent contractor of Seller.

“Seller Plan” or “Seller Plans” has the meaning set forth in Section 2.15(a).

“Seller Privacy Policies” means, collectively, any and all of Seller’s or the Business’ (A) policies, statements and notices relating to privacy, data protection, security, or the Processing of Private Data, whether applicable internally, or published on Seller Websites or otherwise made available by Seller to any Person, and (B) public representations (including representations on Seller Websites) relating to privacy, data protection, security, or the Processing of Private Data.

“Seller Products” means all products, services and Technology offerings (including websites, mobile and tablet applications, and client-side and web interface services) designed, manufactured, marketed, delivered, distributed, provided, sold, licensed, or otherwise made available by or for Seller at any time since its inception.

“Seller Registered IP” means the United States, international and foreign: (A) Patents (including provisional applications), (B) trademarks registrations, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) internet domain names, (D) copyright registrations and applications for copyright registration, and (E) any other registrations or applications for registration of IP Rights with any Governmental Authority, in each case owned by, or purported by Seller to be owned by, Seller.

“Seller Securityholder” means each securityholder of Seller.

“Seller Transaction Expenses” means all fees, costs and expenses incurred or to be paid by Seller, any of Seller Members or any of their respective Affiliates or the Business in connection with the Contemplated Transactions, this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby and not fully paid prior to the Closing or otherwise payable in connection with the Closing, including (a) fees and disbursements of counsel, financial advisors, Consultants and accountants, filing fees and expenses incurred by Seller or the Business in connection with any filing by Seller or the Business with a Governmental Authority, and (b) any transaction-related payments, bonuses, retention, severance or benefits that are or may become payable or owing to any Person by Seller, any of Seller Members or any of their respective Affiliates in connection with the Contemplated Transactions, this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby and not fully paid prior to the Closing (including the employer portion of any payroll, employment or similar Taxes incurred with respect thereto and any amounts paid or to be paid to offset or gross-up any Person for any excise Taxes or income Taxes related to the foregoing items).

“Seller Websites” means all websites owned, operated or hosted by Seller or through which Seller conducts the Business (including those websites operated using the domain names listed in Section 2.11(b) of the Seller Disclosure Schedule).

“Selling Stockholder” has the meaning set forth in Section 4.15(a).

“Selling Stockholder Questionnaires” has the meaning set forth in Section 4.15(a).

“Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, $0.01 par value per share, of Seller.

“Solicitation” has the meaning set forth in Section 4.4(a).

“Specified Employees” means, collectively, the individuals listed on Annex B.

“Specified Employee Non-Competition Agreements” has the meaning set forth in the Recitals.

“Specified Stockholders” means the Stockholders set forth on Schedule 1.1.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Taxes” has the meaning set forth in Section 1.11.

“Survival Date” has the meaning set forth in Section 5.1.

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise production, value added, escheat, estimated, occupancy, Transfer Taxes, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties or additions to tax attributable to such taxes and any Liability arising under any tax sharing agreement or any Liability for Taxes of another Person by Contract, as a transferee or successor, under Treasury Regulation §1.1502-6 or analogous state, local or foreign Law, whether disputed or not.

“Tax Allocation” has the meaning set forth in Section 1.9.

“Tax Allocation Statement” has the meaning set forth in Section 1.9.

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Representations” has the meaning set forth in Section 5.1.

“Tax Return” means any report, return, statement or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied by Seller to a Taxing Authority in connection with any Taxes and any amendment and attachment thereto.

“Taxing Authority” means any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Technology” means all technology, and technical and other information, and tangible embodiments thereof, regardless of form, including: (a) published and unpublished works of authorship, including audiovisual works, collective works, computer programs, compilations, data, databases and data collections, derivative works, literary works, mask works, and sound recordings (“Works of Authorship”); (b) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items; (c) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”); and (d) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques.

“Third Party Expenses” has the meaning set forth in Section 4.21.

“Third Party IP” means any and all IP that is or was owned by a third party.

“Top Customers” means the ten (10) largest customers and/or licensees of the Business, determined on the basis of recognized revenue for calendar year 2021.

“Top Suppliers” means the ten (10) largest suppliers, vendors and/or licensors of the Business, determined on the basis of total amounts paid or payable for calendar year 2021.

“Transfer” means, with respect to any security, to sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer (including by gift or operation of law), dispose of, hypothecate or encumber, directly or indirectly, such security, or to enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such security.

“Transferred Employee” has the meaning set forth in Section 4.27(a).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Assets and/or Business (including any transfer or similar Tax imposed by any Governmental Authority) pursuant to this Agreement. For the avoidance of doubt, Transfer Taxes do not include any taxes based upon or measured by income or gains, which shall be paid entirely by Seller.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Unobjected Claim” has the meaning set forth in Section 5.2(c)(i)(1).

“Virtual Data Room” means that certain virtual data room hosted at the following address: https://ws.onehub.com/workspaces/1309151/files.

“Willful Breach” has the meaning set forth in Section 6.2.

Rules of Construction

Unless the context otherwise requires:

(a) A capitalized term has the meaning assigned to it;

(b) References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(c) References to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;

(d) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(e) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted;

(f) All monetary figures shall be in United States dollars unless otherwise specified;

(g) References to “ordinary course of business” in this Agreement shall mean “ordinary course of business consistent with past practice,” whether or not so specified.

(h) References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;

(i) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if;” and

(j) The word “or” is not exclusive.

Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to a “Business Day”) shall be interpreted as a reference to a calendar day or number of calendar days. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.